EXHIBIT 10.13
     XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
STRATEGIC ALLIANCE AGREEMENT
between
TEVA PHARMACEUTICALS CURACAO N.V.
World Trade Center Curacao, Unit T.M.I. 14, Piscadera Bay Curacao, Netherlands Antilles
(“Teva”)
and
IMPAX LABORATORIES, INC.
a corporation organized under the laws of Delaware, 30831 Huntwood Avenue, Hayward, CA 94544;
(“Impax”)
WHEREAS, Impax is engaged in the development, manufacture, sale, marketing and distribution of pharmaceutical products and has in various stages of development the pharmaceutical products listed in Annex A hereto (collectively the “Products” as defined further below);
WHEREAS, Teva together with its Affiliates (as defined below) is engaged in the development, manufacture, sale, marketing and distribution of pharmaceutical products;
WHEREAS, Teva and Impax desire to cooperate in completing the development of the Products and to register, manufacture, market, sell and distribute the Products in the United States and, at Teva’s option, Canada, Israel, Mexico, the European Union, Central America and South America (collectively, as defined further below, the “Territory”), all in accordance with the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, in connection with the above-referenced cooperative effort and in accordance with the terms and subject to the conditions set forth below, (a) Impax, with the financial support of Teva provided for herein, shall develop, manufacture, and package the Products and seek regulatory approval of the Products for the United States, and (b) Teva, with the technical support of Impax provided for herein, shall market, sell and distribute the Products in the Territory and, to the extent applicable, manufacture and/or seek regulatory approval of the Products for the Optional Territory (as defined below).

NOW THEREFORE, intending to be legally bound hereby and in consideration of the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:
1	INTERPRETATION AND DEFINITIONS
1.1	The preamble to this Agreement forms an integral part hereof.

1.2	Sections headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

1.3	All annexes to this Agreement, signed by both Parties, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

1.4	For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):
1.4.1	“Affiliates” — shall mean with respect to any Party, any Person that is controlled by, controls, or is under common control with that Party. For this purpose, “control” of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity.

1.4.2	“ANDA” — shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

1.4.3	“Applicable Law” — shall mean the applicable laws, rules, regulations, guidelines and requirements related to the development, registration, manufacture, importation, Marketing, sale and distribution of the Products in the Territory.

1.4.4	“Approval(s)” — shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Marketing of the Products and reimbursement, if applicable, in the relevant country of the Territory.

1.4.5	“API” — shall mean the bulk unformulated drug substances used in the manufacture of each of the Products.

1.4.6	“Calendar Quarter” — shall mean a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.4.7	“Canada” — shall mean Canada and its territories, districts and possessions.

1.4.8	“cGMP” — shall mean current good manufacturing practices as required by the rules and regulations of the FDA or such similar requirements of non-U.S. Regulatory Authorities, as applicable to the manufacture, packaging, handling, storage and control of the Products in the Territory.

1.4.9	“Competing Product” — shall mean on a Product-by-Product basis any finished pharmaceutical product for sale in the prescription drug marketplace that contains the same active ingredients in the same dosage form and strength as the subject Product.

1.4.10	“Confidential Information” - shall mean all information, data and/or know-how disclosed by either Party to the other Party in writing (or if disclosed orally, visually and/or in another non-written form, identified as confidential at the time of disclosure, and summarized in reasonable detail in writing as to its general content within thirty (30) days after original disclosure) concerning the Products or concerning the technology, marketing strategies or business of the disclosing Party (whether disclosed prior to or subsequent to the Effective Date). Confidential Information shall not include information, data or know-how that the receiving Party can show:
(a)	was in the public domain at the time of the disclosure by the disclosing Party, or thereafter becomes part of the public domain without any fault of the receiving Party;

(b)	rightfully was in its possession prior to the disclosure by the disclosing Party;

(c)	was lawfully obtained from a third party, who had the right to make such disclosures as evidenced by written records; or

(d)	was developed by it independently of such disclosure as evidenced by written records.
1.4.11	“Cost of Materials” — shall mean on a Product-by-Product basis the actual direct cost for inactive and active materials required for the manufacture of the particular Product (which for purposes of clarity shall not include handling, inspection or any other indirect charges).

1.4.12	“Designated Share Price” — shall mean, with respect to the applicable Teva investment or stock payment to Teva pursuant to Section 10, the average closing sale price for the Impax Common Stock measured over the ten (10) trading days ending two (2) days prior to the date on which the Impax Common Stock is acquired by Teva or its Affiliate.

1.4.13	“Effective Date” — shall mean the date on which this Agreement is signed by the latter of the Parties to sign this Agreement.

1.4.14	“EU” — shall mean those countries set forth in Annex F.

1.4.15	“FDA” — shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

1.4.16	“First to File Exclusivity” — shall mean, to the extent applicable, up to six (6) months of marketing exclusivity in the U.S. from the FDA under and pursuant to 21 U.S.C. Section 355(j)(5)(B)(iv) of the Federal Food, Drug and Cosmetic Act, as amended.

1.4.17	“Force Majeure Events” — shall have the meaning set forth in Section 25.1.

1.4.18	“Impax Common Stock” — shall mean Impax common stock, $0.01 par value.

1.4.19	“IMS Data” — shall mean total prescription data from IMS Health National Prescription Audit Plus ™, Complete Package — (retail, mail order, LTC, prescriber specialty report).

1.4.20	“Impax Margin” — shall mean on a Product-by-Product basis for each country in the Territory, an amount equal to XXXXX percent (XXXXX%) of the Profit; provided, however, for the Tier 2 Products in the U.S. such amount shall be equal to XXXXX percent (XXXXX%) of the Profit.

1.4.21	“Intellectual Rights Legal Expenses” — shall mean all fees, out of pockets costs and expenses (including, without limitation, all attorneys fees and settlement costs), third party damages, verdicts and/or awards incurred by either Party and/or their respective Affiliates in connection with the defense and/or arising out of a judgment or settlement of an Intellectual Rights Suit.

1.4.22	“Intellectual Rights Suit” — shall mean any litigation instituted by a third party relating to a claim or claims of infringement of patents or other intellectual property rights against Teva and/or an Affiliate of Teva and/or their respective directors and/or officers and/or employees and/or consultants, and/or against Impax or an Affiliate of Impax and/or their respective directors and/or officers and/or employees and/or consultants during or prior to the Term, related to or arising from the filing of Regulatory Documentation for any Product(s) and/or the manufacturing, Marketing, use or offer for sale of any Product(s). An Intellectual Rights Suit shall also include a declaratory judgment action as referenced in Section 17.

1.4.23	“Launch Date” — shall mean on a Product-by-Product basis the date on which Teva makes its first commercial sale of a particular Product to an unrelated third party in an arms-length transaction in a particular country in the Territory, and Impax has supplied to Teva full launch quantities of such Product for such country pursuant to Teva’s forecast.

1.4.24	“Manufacturing Costs” — shall mean on a Product-by-Product basis, the total of all actual direct manufacturing (including packaging material) costs allocable to the manufacture of the particular Products for each country in the Territory, as determined in accordance with U.S. GAAP, not to exceed, however, (i) for each Tier 1 Product, the amounts set forth in Annex B, plus the Cost of Materials; and (ii) for each Tier 2 Product and Tier 3 Product, the amounts to be agreed upon by the Parties and added to Annex B promptly following the filing of each ANDA for each Tier 2 Product and Tier 3 Product, plus the Cost of Materials.

1.4.25	“Market” — shall mean to promote, distribute, market, advertise and/or sell.

1.4.26	“Net Sales” - shall mean, on a Product-by-Product basis, the gross amount invoiced for each of the Products sold by Teva or Teva’s Affiliates on an arms-length basis in each country in the Territory, less the sum of: (a) trade, quantity and/or cash discounts, allowances, rebates, retroactive price adjustments, free goods, bad debts, cash incentive payments (e.g. slotting allowance), and chargebacks; (b) credits or refunds for rejected, outdated or returned Product; (c) any tax, duty or other government charge upon or related to the sale, delivery or use of that Product; (d) cost of short dated Product, which is destroyed by Teva or its Affiliates; (e) three percent (3%) as a contribution towards selling, administrative and other similar expenses of Teva; and (f) other specifically identifiable amounts included in the Product’s gross sales that will have been or ultimately will be credited and are substantially similar to those listed above; in each case determined in accordance with U.S. GAAP.

1.4.27	“Optional Products” — shall have the meaning set forth in Section 4.1.

1.4.28	“Optional Territory” — shall mean Canada, Israel, Mexico and each of the countries in the EU, Central America and South America.

1.4.29	“OTC Product(s)” — shall mean the finished pharmaceutical products listed in Annex A for the non-prescription drug marketplace.

1.4.30	“Party”, “Parties” — shall mean Teva and/or Impax, as applicable.

1.4.31	“Person” — shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

1.4.32	“Product(s)” - shall mean the finished pharmaceutical products listed in Annex A for the prescription drug marketplace developed by or for Impax or any of its Affiliates, including the five (5) Tier 1 Products (“Tier 1 Products”), the three (3) Tier 2 Products (“Tier 2 Products”) the three (3) additional Products to be agreed upon by the Parties (“Tier 3 Products”), and subject to Section 4 hereof the Optional Products listed in Annex G.

1.4.33	“Profit” — shall mean, with respect to each Product, calculated separately for each country in the Territory, an amount equal to Net Sales less the applicable Manufacturing Costs.

1.4.34	“Regulatory Authority” — shall mean any and all governmental bodies, organizations and agencies whose approval is necessary to develop, manufacture, import, use, and/or Market the Products in the relevant country of the Territory.

1.4.35	“Regulatory Documentation” — shall mean all submissions to Regulatory Authorities, including clinical studies, tests, and biostudies relating to the Products, including, without limitation, all ANDAs, 505(b)(2) applications, and DMFs, as well as all correspondence with Regulatory Authorities (registration and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

1.4.36	“Regulatory Expenses” — shall mean all costs and expenses in connection with preparing, submitting, obtaining and maintaining Approvals of the subject Products.

1.4.37	“Revised Impax Margin” — shall mean, on a Product-by-Product basis, an amount equal to the product obtained by multiplying (a) a fraction, the numerator of which is the subject Product sales in the subject country in the Territory by Teva and its Affiliates, based upon the IMS Data for the three (3) month period immediately preceding the Transaction Event, and the denominator of which is the sum of the numerator plus the applicable Competing Product sales in the subject country in the Territory based upon the IMS Data for the three (3) month period immediately preceding the Transaction Event, by (b) the Impax Margin; provided, however, that if such three (3) month sales data is not available for either the Product or the Competing Product, then the Revised Impax Margin shall be deemed to be XXXXX percent (XXXXX%) of the Profit unless and until the Parties otherwise agree in good faith, taking into account the principles underlying the above formula and the relative commercial potential of each such Product and Competing Product. For the purposes of calculating the Revised Impax Margin, Net Sales, Manufacturing Costs, and Profit for a Competing Product, shall be calculated in the same manner as Net Sales, Manufacturing Costs, and Profit are calculated for a Product hereunder.

1.4.38	“Specifications” — shall mean, for a particular Product, the agreed specifications, methods and processes of the Product as contained in the applicable Approval for that Product.

1.4.39	“Supply Term” — shall mean, on a Product-by-Product basis for each country in the Territory, an initial period of ten (10) years from the Launch Date of that Product in the particular country in the Territory and any extension periods pursuant to Section 21.1, unless terminated prior to such date as expressly provided for in this Agreement.

1.4.40	“Term” — shall mean the duration of this Agreement starting on the Effective Date and continuing until the end of the last to expire of the Supply Terms, unless terminated prior to such date pursuant to Section 21.

1.4.41	“Territory” — shall mean the U.S. and, subject to Section 3, the Optional Territory.

1.4.42	“Transaction Event” — shall mean any merger, acquisition, business combination or transaction of any kind pursuant to which Teva or any of its Affiliates acquires or obtains the right to Market Competing Products in any countries in the Territory.

1.4.43	“U.S.” — shall mean the United States of America and its territories, districts and possessions.

1.4.44	“U.S. GAAP’ — shall mean generally accepted accounting principles in the U.S., consistently applied.
2	GRANT OF RIGHTS
2.1	Impax, for itself and its Affiliates, grants to Teva and its Affiliates in accordance with the terms and conditions of this Agreement, the exclusive right (even as to Impax and its Affiliates), under applicable Approvals and all other existing or future rights owned or controlled by Impax or its Affiliates, to Market the Products in the Territory throughout the respective Supply Terms. The effective date of such grant for (a) each of the Tier 1 Products for the U.S. shall be the date that the Loan is reduced by the Milestone Amount corresponding to the Launch Date Milestone Event for such Product as set forth in Annex C or Annex D, as applicable, or the date the Loan is reduced by fifty percent (50%) of such Milestone Amount pursuant to Section 10.1 (b), as applicable, and (b) for the Tier 2 Products and Tier 3 Products, collectively, for the U.S., on the first Launch Date of any Tier 2 Product or Tier 3 Product in the U.S. and (c) for the Products for the Optional Territory as provided in Section 3.1. Teva accepts the grant of such exclusive Marketing rights from Impax.

2.2	Except as otherwise expressly provided in this Agreement and subject to the provisions of Section 8, Impax and its Affiliates shall, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, (a) manufacture and supply to Teva and its Affiliates all of their requirements for the Products in the Territory, and (b) supply the Products for the Territory exclusively and only to Teva and Teva’s Affiliates in accordance with the terms of this Agreement.

2.3	Teva and its Affiliates shall, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, obtain all quantities of the Products it requires for Marketing the Products in the Territory from Impax, except as otherwise specifically permitted by the terms of this Agreement.

2.4	Neither Impax nor its Affiliates shall, directly or indirectly, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, Market such Product or cause or permit such Product to be Marketed in or for the subject countries in the Territory, except as otherwise specifically permitted by the terms of this Agreement.
2.5	Neither Impax nor its Affiliates shall, directly or indirectly, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, register, develop, manufacture, supply or Market any Competing Product to such Product for any countries in the Territory, except as otherwise may be specifically permitted by the terms of this Agreement.

2.6	Neither Teva nor its Affiliates shall, directly or indirectly, during the Supply Term for each of the Products, Market any Competing Product to such Product in the subject countries of the Territory in which the applicable Product is Marketed by Teva and/or its Affiliates hereunder, except as otherwise may be specifically permitted by the terms of this Agreement.

2.7	Teva shall within thirty (30) days of the completion of a Transaction Event provide Impax with written notice of same (a “Transaction Event Notice”). Notwithstanding the provisions of Section 2.6, Teva shall have one (1) year from the date of such Transaction Event to determine, in its sole discretion, whether or not Teva or any of its Affiliates wish to Market in any countries in the Territory the Competing Product and if so with or without the subject Product. From and after the date of written notice to Impax communicating such decision, Teva shall pay Impax the Revised Impax Margin rather than the Impax Margin with respect to the sale of such Competing Product and/or Product in the subject countries in the Territory; provided, however, if final Approval for the subject Product has not been obtained in the given country then neither the Impax Margin nor the Revised Impax Margin shall be payable to Impax, and provided further that if the final Approval for the subject Product has been obtained in the given country and final Approval for the Competing Product has not been obtained, then the Impax Margin (and not the Revised Impax Margin) shall continue to be paid until such Approval for the Competing Product has been obtained.

2.8	In the event Teva or its Affiliate decides to Market in the subject countries in the Territory only the Competing Product pursuant to Section 2.7, then the grant hereunder to Teva pursuant to Section 2.1 to Market such applicable Product for the subject countries of the Territory shall terminate and immediately revert back to Impax. Teva and Impax shall within thirty (30) days of Teva’s decision to Market only the Competing Product make a good faith determination of the financial consideration payable to Teva for such reversion giving due regard to the financial contributions made by Teva hereunder (including, without limitation, the Loan hereunder and forgiveness of portions thereof). If the Parties are unable to agree upon such consideration and terms of payment within such thirty (30) days the dispute shall be resolved by arbitration pursuant to Section 32.

2.9	In the event Teva or its Affiliate decides to Market in the U.S. only the Competing Product of an applicable Tier 1 Product pursuant to Section 2.7, then, for purposes of determining whether or not the relevant milestone events for such Tier 1 Product have been met (assuming such milestone events have not already been met on or before the date of the Transaction Event), the respective Loan amount for such milestones will be forgiven if Impax has achieved final Approval (instead of meeting the Launch Date for such milestone) in the U.S. for the subject Tier 1 Product no later than the dates set forth in Annex C or Annex D, as applicable, for the given Launch Date.

2.10	In the event Teva or its Affiliate decides to Market both the Competing Product and the applicable Product pursuant to Section 2.7, Impax shall not be obligated to fill any purchase order for such Product for the subject countries of the Territory in excess of one hundred and thirty percent (130%) of the amount last forecasted for the Calendar Quarter immediately preceding the date Teva or its Affiliates commences Marketing the Competing Product in such countries.

2.11	Except as may otherwise be provided for under the provisions of this Agreement, Teva shall use its commercially reasonable best efforts to Market the Products in and for the Territory in order to maximize Profits.

2.12	Impax and its Affiliates shall not, directly or indirectly, during the Term disclose to any third party any data, know-how or information used or useful to develop, register or manufacture the Products, if such third party may or has the ability to use such data, know-how or information to directly or indirectly Market a Competing Product in or for the Territory.

2.13	Impax shall provide to Teva within thirty (30) days of the Effective Date and, thereafter, as soon as available, all technical information, data and know-how in Impax’s possession or under its control with respect to the Products useful or necessary for Teva or its nominee to set up a facility for the commercial manufacture of the Products (the “Technical Package”) in accordance with and subject to the provisions of this Agreement. Teva shall maintain the Technical Package subject to the confidentiality restrictions set forth in Section 20.

2.14	Teva and Impax, through the Working Committee referenced in Section 6, below, shall in good faith negotiate and agree upon the Tier 3 Products within ninety (90) days of the Effective Date or such longer period of time as may be necessary and as mutually agreed upon by the Parties (the “Tier 3 Period”). During the Tier 3 Period or until three (3) Tier 3 Products have been agreed upon whichever shall first occur, neither Impax nor any of its Affiliates shall directly or indirectly grant to any third party the right to Market any product in the Territory without first disclosing that product to Teva and if Teva so desires, then the

Parties shall designate that product as a Tier 3 Product subject to the terms of this Agreement.
2.15.	Notwithstanding anything contained herein to the contrary, in the event that Impax or any of its Affiliates shall directly or indirectly develop, register, manufacture and/or Market any OTC Products in the Territory the Parties shall in each such case equally share any revenues, royalties or other consideration received, directly or indirectly, by Impax or any of its Affiliates on account of such activity in excess of the first Five Hundred Thousand Dollars ($500,000) received, directly or indirectly, by Impax and its Affiliates for all OTC Products in the aggregate less, to the extent Impax shall manufacture the subject OTC Product(s), documented consideration paid to Impax to cover direct manufacturing costs of such OTC Products.

2.16	If any product containing the same active ingredients in the same dosage form and strength as any of the Products is approved by the FDA for sale by any third party to the non-prescription drug marketplace prior to Impax achieving the Milestone Amount corresponding to the Launch Date Milestone Event set forth in Annex C or Annex D, as applicable, for the corresponding Product or within six (6) months after Impax achieves such milestone, then Teva shall have a credit in an amount equal to fifty percent (50%) of all milestone amounts corresponding to the subject Product to apply against the payment of its share of any Regulatory Expenses and Intellectual Rights Legal Expenses for any of the Products hereunder.

2.17	If any product containing the same active ingredients in the same dosage form and strength as any of the Products is approved by the FDA for sale by any third party to the non-prescription drug marketplace after six (6) months and prior to twelve (12) months following the achievement by Impax of the Milestone Amount corresponding to the Launch Date Milestone Event set forth in Annex C or Annex D, as applicable, for the corresponding Product, then Teva shall have a credit in an amount equal to twenty five percent (25%) of all milestone amounts corresponding to the subject Product to apply against the payment of its share of any Regulatory Expenses and Intellectual Rights Legal Expenses for any of the Products hereunder.
3	OPTIONAL TERRITORY
3.1	Teva shall have the option on a Product-by-Product basis to add any or all of the Optional Territory to this Agreement by delivering a notice in writing to Impax within twelve (12) months following the Effective Date. During such twelve (12) month period neither Impax nor any of its Affiliates shall directly or indirectly negotiate with or grant any rights to any of the Products to any third parties in or for the Optional Territory. In the event that Teva exercises such option, Impax shall have six (6) months following Teva’s written notification of exercise to choose on a country-by-country basis with respect to the countries selected by Teva to either (a) manufacture and supply Teva’s and its Affiliates’ requirements and grant Teva and its Affiliates the exclusive right to Market the Product(s) designated by Teva in the subject countries, or (b) grant Teva a non-exclusive right to manufacture, register and Market the Product(s) designated by Teva in the subject countries. In the event Impax chooses option (a), above, the Parties shall share equally all future Regulatory Expenses and Intellectual Rights Legal Expenses, attributable to such Product(s) in such countries in the Territory, and Impax shall receive the Impax Margin for the applicable Product(s). In the event Impax chooses option (b), above, Teva and/or its nominee shall have the right at its option to carry out in its discretion and at its cost and expense all future activities to obtain Approvals attributable to such Products in such countries of the Territory and manufacture such Product(s) for such countries in the Territory. In such case, the applicable Approvals shall be in Teva’s name and Teva shall be the sole owner thereof, and Impax shall receive an amount equal to XXXXX percent (XXXXX%) of Net Sales of the applicable Product(s) in the subject countries (the “Optional Territory Fee”). Impax shall be deemed to have chosen option (b), above, if Teva fails to receive written notification from Impax within the applicable six (6) month period.

3.2	In the event option 3.1 (a) is exercised by Impax, the terms and conditions of this Agreement respecting the U.S. shall apply to such Products for the subject countries with the following modifications: (in addition and subject to the above provisions in Section 3.1 (a)).
3.2.1	Teva shall prepare each Approval for each of the selected Products and use its commercially reasonable best efforts to file such Approval and to obtain Approval of each of the Products in the subject countries from the Regulatory Authorities as promptly as possible.

3.2.2	Teva shall use its commercially reasonable best efforts to conduct all tests and studies reasonably required to enable Teva to apply for, obtain and maintain Approval for each of the Products in the subject countries.

3.2.3	Impax shall grant Teva reasonable and unrestricted access, without any charges, costs or expense, to any and all relevant documentation, data, information, tests, studies or know-how related to the Products, including without limitation, any Regulatory Documentation, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonable request in order for Teva to perform its obligations under this Agreement.

3.2.4	Teva shall be primarily responsible for all communications with the Regulatory Authorities in the subject countries relating to the

Approval of the Products in the subject countries; provided, however, Teva and Impax shall collaborate in determining the appropriate strategy for obtaining and maintaining Approval of the Products in the subject countries and Teva shall promptly provide to Impax copies of all filings, documents and correspondence directed to such Regulatory Authorities and related to the Products in draft form for comment by Impax and, provided further, that Teva shall in good faith give due regard to reasonable comments, suggestions and input from Impax. Teva shall promptly provide to Impax copies of all documents and correspondence received by Teva from the Regulatory Authorities that are related to obtaining and maintaining Approval of the Products, and Teva shall allow Impax to attend in all meetings with same.

3.2.5	The Approvals shall be filed in Impax’s name and Impax shall be the sole owner of such Approvals and Regulatory Documentation in connection therewith to the extent permitted by Applicable Law and subject to the grant hereunder to Teva. If not permitted the Approvals shall be filed in Teva’s or its nominee’s name.

3.2.6	Teva shall assume direction and control of any Intellectual Rights Suit for the Tier 1 Products in the manner provided for the Tier 2 Products and Tier 3 Products as set forth in Section 15.5. Settlement of payments with respect to such expenses shall be effected within thirty (30) days following each Calendar Quarter and payment made to the Party entitled.

3.2.7	Teva shall have the right to appoint a third party on a country-by-country and/or Product-by-Product basis to register and/or Market the Products in the Optional Territory. Teva shall provide written notice to Impax of any such appointment.

3.2.8	The Profit for the applicable Products in the subject countries shall be reduced by Teva’s and/or its nominee’s direct Marketing expenses.

3.2.9	Subject to Section 3.2.6, the provisions of Section 15.5 and 15.6 hereof shall apply to all Teva selected Products in the subject countries.

3.2.10	With respect to any Transaction Events that have occurred prior to such exercise by Impax, Teva shall have the right to issue a Transaction Event Notice within sixty (60) days of Impax’s exercise of option (a).
3.3	In the event option 3.1 (b) is exercised by Impax, (a) none of the provisions of this Agreement, except Sections 1, 2.15, 3.1, 3.3, 4.1, 9, 11.4, 11.6, 11.8, 12, 13, 14 and 20 — 33 shall apply to Teva and/or Impax or their respective Affiliates for the subject countries; and (b)

Impax shall grant Teva reasonable and unrestricted access without charge to any and all relevant documentation, data, information, tests, studies, or know how related to such Products, including without limitation, the Regulatory Documentation, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonably request in order for Teva to prepare, file, obtain and maintain the Approvals for the subject countries, and to manufacture the Products for the subject countries.
4.	OPTIONAL PRODUCT
4.1	Teva shall have the option to add the products listed in Annex G (the “Optional Products”) to this Agreement as Tier 1 Products upon issuance of written notice to Impax at any time from the Effective Date until February 1, 2002. In the event of such election, the terms and conditions of this Agreement respecting Tier 1 Products shall apply in the same manner to the Optional Products with the following modifications:
(a)	Impax shall provide to Teva the Technical Package with respect to the Optional Products within thirty (30) days following receipt of Teva’s written notice pursuant to this Section 4.1.

(b)	Teva shall have six (6) months following the written notification to Impax pursuant to this Section 4.1 to add the Optional Products to any or all of the Optional Territory in accordance with the terms and conditions set forth in Sections 3.1 — 3.3.
4.2	In the event Teva does not exercise the option under Section 4.1 to add the Optional Products to this Agreement, it shall have the right to extend the option period, upon written notice of extension given to Impax prior to February 1, 2002, until ten (10) business days following the last tentative Approval by the FDA for all Optional Products. If Teva extends the option period and subsequently does not exercise this option with respect to the Optional Products in the U.S., and thereafter during the Term, Markets in the U.S. a product containing the same active ingredients in the same dosage form and strength as any of the Optional Products, Teva shall pay to Impax consideration for such extension to be agreed upon by the Parties in good faith.

4.3	In the event that Teva does not add the Optional Products to this Agreement pursuant to Section 4.1 or 4.2, then, the milestones in Annex C shall be amended as provided in Annex D, and Impax shall repay to Teva on January 15, 2004 pursuant to the provisions of Section 10.1 Five Million U.S. Dollars (U.S. $5,000,000) in addition to any other amounts owed to Teva if Impax fails to meet any of the milestones set forth in Annex D.

5	REGULATORY APPROVAL
5.1	Impax shall prepare each ANDA for each of the Products and use its commercially reasonable best efforts to file such ANDAs and to obtain Approval of each of the Products in the U.S. from the FDA as promptly as possible.

5.2	Impax shall use its commercially reasonable best efforts to conduct all tests and studies reasonably required to enable Impax to apply for, obtain and maintain Approval for each of the Products in the U.S.

5.3	Impax shall be primarily responsible for all communications with the FDA relating to the Approval of the Products in the U.S.; provided, however, Teva and Impax shall collaborate in determining the appropriate strategy for obtaining and maintaining Approval of the Products in the U.S. and Impax shall promptly provide to Teva copies of all Regulatory Documentation and all other filings, documents and correspondence directed to the FDA and related to the Products in draft form for comment by Teva and, provided further, that Impax shall in good faith give due regard to the reasonable comments, suggestions and input from Teva. Impax shall promptly provide to Teva copies of all Regulatory Documentation and all other documents and correspondence received by Impax from the FDA that are related to obtaining and maintaining Approval of the Products, and Impax shall allow Teva to attend all meetings with the FDA.

5.4	The ANDAs shall be filed in Impax’s name and Impax shall be the sole owner of such Approvals and Regulatory Documentation in connection therewith, subject to Teva’s rights hereunder.

5.5	Impax shall grant Teva reasonable and unrestricted access, without any charges, costs or expense, to any and all relevant documentation, data, information, tests, studies or know-how related to the Products, including without limitation, the ANDA and/or other Regulatory Documentation, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonably request in order for Teva to perform its obligations under this Agreement.

5.6	Teva or its Affiliates shall be responsible for filing each of the Products, and thereafter processing such filings with appropriate federal, state or private formularies in the Territory.

5.7	Each Party shall perform, or cause to be performed, its activities in furtherance of the provisions of this Section 5 in a good scientific manner, in compliance in all material respects with all requirements of Applicable Law, and in an efficient and expeditious manner.

5.8	Impax and Teva shall share equally all reasonable out-of-pocket Regulatory Expenses incurred by either Party and/or their respective Affiliates, after the Effective Date for the Territory; provided, however, Impax shall bear all Regulatory Expenses for Tier 1 Products for the U.S. and fifty-five percent (55%) of Regulatory Expenses for Tier 2 Products for the U.S. Settlement of payments with respect to Regulatory Expenses shall be effected within thirty (30) days following the end of each month and payment made to the Party entitled.

5.9	Teva shall pay to Impax Three Hundred Thousand U.S. Dollars (U.S. $300,000) within thirty (30) days following the Effective Date for regulatory expenses incurred by Impax prior to the Effective Date for development of the Tier 2 Products.
6	WORKING COMMITTEE
Within thirty (30) days of the Effective Date, each of Teva and Impax shall appoint three (3) appropriately qualified representatives to a working committee to coordinate the selection and identification of the Tier 3 Products, to facilitate the exchange of information relating to the development of the Products, to monitor the costs and activities related to the development and manufacture of the Products, and to oversee the renovation and construction of the new Impax manufacturing facilities in Hayward, California (the “Working Committee”). In each instance such activities shall not extend beyond the scope of this Agreement relating to the Products in the Territory.
7	SUPPLY
7.1	Subject to Teva’s compliance with Section 8, Impax shall use its commercially reasonable best efforts to supply on a timely basis all of Teva’s and its Affiliates’ requirements for the Products for the Territory.

7.2	Without limiting the provisions of Section 8.2, Impax shall use its commercially reasonable best efforts to ensure that it has an adequate supply of API and other ingredients required for the manufacture of the Products in order to meet at least one hundred and twenty percent (120%) of Teva’s and its Affiliates’ forecasted requirements for the Products for the Territory. In furtherance of the foregoing obligation, Impax hereby acknowledges that Teva (including its Affiliates) is and shall remain throughout the Supply Term a preferred customer and as such shall have priority over all other parties (including Impax and its Affiliates) with regard to the supply of API and Products.

7.3	Without limiting any of its obligations under this Agreement, in the event that for any reason Impax may have an insufficient supply of API and other required ingredients to meet its obligations under Section 7.1, Impax shall use its commercially reasonable best efforts to obtain a third party source for such API and other required ingredients in consultation with Teva through the Working Committee.

7.4	Impax shall supply the Products to Teva and its Affiliates in finished final dosage form and fully packaged.

7.5	Subject to the provisions of Section 8, Teva, its Affiliates and/or a third party reasonably acceptable to both Parties shall have the right, at Teva’s sole option, to manufacture any of the Products in the event of the inability of Impax to meet Teva’s and/or its Affiliates’ requirements for such Products for any reason including, but not limited to, force majeure, provided, however, that Impax shall have failed to cure such inability within sixty (60) days of written notice from Teva. In the event Teva and/or its Affiliate and/or such third party, as applicable, shall elect to manufacture any of the Products: (a) Impax agrees that upon receipt of the above-referenced notice and expiration of the sixty (60) day cure period, to the extent not otherwise contained in the Technical Package, it shall promptly furnish free of charge all technical information, data and know-how, including without limitation, any Regulatory Documentation, and provide such cooperation (including the reasonable availability of Impax personnel) as reasonably required to enable Teva, its Affiliate and/or such third party, as applicable, to effectively manufacture and supply Teva’s and its Affiliates’ requirements of the Products for the applicable countries of the Territory; (b) the Impax Margin or Revised Impax Margin (as the case may be) for such Products shall be reduced by fifty percent (50%) (in half); and (c) Teva shall receive a credit against any payments thereafter due or outstanding to Impax under this Agreement for any and all reasonable out-of-pocket costs incurred by Teva and/or its Affiliates, and/or paid by Teva to Impax, in connection with or resulting from the foregoing manufacturing activities and/or transfer (including, without limitation, for any required tests or studies and for any expenses incurred by Teva and/or its Affiliates pursuant to Section 7.10 in connection with the applicable Products).

7.6	Impax shall use its commercially reasonable best efforts in accordance with its standard manufacturing practices to reduce its Manufacturing Costs of each of the Products throughout the respective Supply Term in order to maximize Profit. In the event that any of Impax’s Manufacturing Costs excluding Cost of Materials for any of the Products equal or exceed seventy-five percent (75%) of the amounts set forth in Annex B, the Parties shall negotiate on a Product-by-Product basis in good faith a way to reduce such Manufacturing Costs, including, without limitation, by transferring the manufacture of the Products to Teva, its Affiliates and/or a third party, and the sharing of costs associated with such transfer.

7.7	If Teva believes that all or any part of any lot of Product it obtains from Impax has not been manufactured in accordance with the requirements of this Agreement, including, without limitation, with the Specifications, Impax’s representations and warranties hereunder or any other defect in the Product, or that there is a shortage of Product, then Teva will promptly notify Impax in writing setting forth in reasonable detail the alleged nonconformity, defect or shortage. Subject to the provisions of Section 7.9, Teva agrees to notify Impax of any nonconformity, defect or shortage of any shipment of Product that Teva discovers by its standard receiving procedures within thirty (30) days after Teva’s receipt of the Product from Impax. Upon receipt of such notification of nonconformance, defect or shortage, Impax will have fifteen (15) days to inspect the affected Product and make a reasonable assessment of the alleged nonconformance, defect or shortage. If the Parties agree that there is a nonconformance, defect or shortage, Impax, at its sole cost and expense, shall promptly replace any nonconforming or defective Product or make up the shortage, to be shipped at Impax’s cost. Nonconforming or defective Product will be returned to Impax at its expense.

7.8	Any dispute between the Parties concerning the rejection of all or any part of a shipment of Product (including, without limitation, any Latent Defects) which the parties are unable to resolve within a sixty (60) day period will be submitted to an agreed upon qualified independent laboratory for testing using test methods set forth in the Approval for the Product and/or any other mutually agreed upon test methods. Impax will use its best efforts to replace promptly any shipment or portion of a shipment under dispute until the dispute is resolved. The replacement Product and the cost of the laboratory will be at Impax’s cost if the laboratory finds that the lot in question is non-conforming to Specifications or otherwise defective. The costs of the independent laboratory will be paid by Teva if the lot in question is found by the laboratory to be conforming and compliant. The findings of the laboratory shall be final and binding upon the Parties, and shall not be subject to appeal or review by any third party.

7.9	The Parties acknowledge that it is possible for Product to have manufacturing defects that are not discoverable upon reasonable physical inspection or testing (referred to as “Latent Defect” or “Latent Defects”). Latent Defects may include, by way of illustration and not definition or limitation, defects not present in preshipment samples, loss of stability, separation, discoloration or other manufacturing defects. Impax is responsible for all Latent Defects that are attributable to the production of the Product by or on behalf of Impax or failure of such Product to otherwise comply with the provisions of this Agreement (including without limitation, Impax’s representations and warranties hereunder). As soon as Impax discovers or becomes aware of a Latent Defect in any Product it produced and shipped, it will immediately notify Teva of the lot(s) involved and Impax will replace that Product in the manner described in Sections 7.7 and 7.8, above.

7.10	In order to ensure continuous supply of the Products and to maximize sales and profits, commencing six (6) months following the Effective Date, at Teva’s option, on a Product-by-Product and country-by-country basis, the Parties shall use their commercially reasonable best efforts to supplement for each of the Products the ANDAs submitted with the FDA as of the Effective Date, as well as any Approvals (including ANDAs) to be submitted with the FDA or any non-U.S. Regulatory Authority thereafter in order to permit Teva and/or its Affiliate or a third party reasonably acceptable to both Parties, to manufacture and/or package the Products for the Territory. Subject to Impax providing an estimate of anticipated expenses, and except as otherwise provided in Section 7.5 and 7.6, above Teva shall pay all expenses associated with the foregoing, such expenses consisting of pre-approved reasonable out-of-pocket expenses of Impax, supply of API at cost to Impax, and a per diem charge of One Thousand U.S. Dollars (U.S. $1,000) for each employee of Impax, assisting at Teva’s request, with supplementing the ANDAs.
8	FORECASTS AND ORDERS
8.1	Within one hundred and eighty (180) days prior to the anticipated Launch Date for each of the Products for each country in the Territory, Teva shall provide to Impax a nonbinding written forecast of estimated quantities of Product that Teva and its Affiliates anticipate ordering from Impax during the twelve (12) month period commencing with the Launch Date for such country. Teva shall update such forecast on a Calendar Quarter rolling basis, for the twelve (12) month period commencing ninety (90) days from each such update. Teva shall communicate any changes to its forecast as soon as the changes are known by Teva. Teva shall use its commercially reasonable best efforts to ensure the accuracy of its forecasts. The first quarter of each such updated forecast shall be deemed a firm purchase order.

8.2	Each firm purchase order shall set forth the quantities of Products ordered, dates for delivery of the Products, the country for which the Products are designated, the place of delivery and reasonable instructions for shipping. Impax shall supply to Teva and its Affiliates’ the quantity of Products on the delivery dates and at the delivery destination stated therein; provided, however, Impax shall not be obligated but shall be required to use its commercially reasonable best efforts to fill any purchase order to the extent of quantities exceeding one hundred and twenty percent (120%) of the amount last forecasted for the applicable Calendar Quarter except as otherwise provided in Section 2.10.

8.3	Any terms and conditions of an invoice, acknowledgement or similar document provided by Impax for Products, or, any terms and conditions of purchase orders provided by Teva for Products, which are inconsistent with or in addition to the terms of this Agreement shall be null and void.

9	TRADEMARK(S)

Teva and its Affiliates shall have the right, in their respective sole discretion and at their expense, to select and to register any of their trademarks, as they wish to employ in connection with the Marketing of any of the Products in any of the countries in the Territory and to Market Product using such trademarks. Teva or its Affiliate shall own all right, title and interest in and to all such trademarks, and Impax hereby agrees it shall have no right, title or interest in same.

10	CONSIDERATION AND LOAN
10.1	Teva shall, within five (5) business days of the Effective Date, loan to Impax the sum of Twenty Two Million U.S. Dollars (U.S. $22,000,000) (the “Loan”) towards the development of the Products and the establishment of the production facilities and infrastructure necessary to meet Teva’s and/or its Affiliates’ Product requirements hereunder. Impax hereby undertakes and agrees that it shall expend not less than Twenty Two Million U.S. Dollars (U.S. $22,000,000) towards the construction of the production facilities located in Hayward California, including the facility located on San Antonio Street (the “New Facility”) and the development of the Products. The Loan shall be evidenced by Impax’s promissory note in the form annexed hereto at Annex H (the “Note”). Without limiting any other rights and remedies available to Teva under this Agreement, the Note, at law or in equity, from and after the occurrence of an Event of Default as defined in Section 10.7 Teva shall have the right to declare the Loan immediately due and payable by delivering written notice to such effect to Impax. Impax shall repay the then outstanding balance of the Loan to Teva, in cash, within thirty (30) days of its receipt of such notice. In the event Impax achieves the milestones set forth in Annex C or Annex D, as applicable, on a timely basis, then the outstanding balance of the Loan shall be reduced by the corresponding amounts designated for each such achieved milestone (each such amount is referred to herein as the “Milestone Amount”). If, on the other hand, Impax fails to meet any of the milestones set forth in Annex C or Annex D, as applicable, by the respective dates set forth for each such milestone (including as a result of an early termination of this Agreement), then Teva shall have the option, on a Product-by-Product basis with respect to the applicable milestone, to either:
(a)	require Impax to repay to Teva that portion of the Loan equal to the applicable Milestone Amount; or

(b)	require Impax to repay to Teva that portion of the Loan equal to fifty percent (50%) of the applicable Milestone Amount.
Repayment by Impax of the amounts under subparagraphs (a) and (b), above, and Section 4.3, if applicable, shall be made to Teva not later than January 15, 2004, and shall be paid, at the option of Impax, in cash or (subject to Section 10.5) in Impax Common Stock at the Designated Share Price.

10.2	In the event Teva chooses option 10.1(a), above, then the grant to Teva with respect to the Marketing of the subject Product for the U.S. shall be deemed nonexclusive and effective as of such exercise, and the provisions of Sections 2.3 - 2.11 and such other provisions of this Agreement respecting Competing Products of the subject Products shall no longer apply to Teva and/or Impax or their respective Affiliates with respect to such Products for the U.S.; provided, however, in any event, Impax shall remain obligated to supply Teva’s and/or its Affiliates’ requirements of the applicable Product on a most-favored basis.

10.3	Subject to the provisions of the Stock Purchase Agreement, being executed by the Parties concurrently herewith, and Section 10.5, Teva shall, on each of September 15, 2001, December 15, 2001, March 15, 2002 and June 15, 2002, purchase from Impax such number of shares of Impax Common Stock at the Designated Share Price as equals Three Million Seven Hundred and Fifty Thousand U.S. Dollars (U.S. $3,750,000).

10.4	Upon the first Launch Date of any Tier 2 or Tier 3 Product in the U.S., Teva shall sell back to Impax for an aggregate purchase price of One U.S. Dollar (U.S. $1.00) such number of shares of Impax Common Stock that equals sixteen and two thirds percent (16 2/3%) of the aggregate shares of Impax Common Stock purchased by Teva from Impax pursuant to Section 10.3.

10.5	Notwithstanding anything contained in Sections 10.1 or 10.3 to the contrary, in no event shall Teva be obligated to purchase (or accept as repayment of the Loan pursuant to Section 10.1) such number of shares of Impax Common Stock that at the time of transfer to Teva or its Affiliate would, in the aggregate, exceed nineteen point nine percent (19.9%) of the then issued and outstanding shares of Impax Common Stock. If any such transfer would result in Teva and its Affiliates owning more than nineteen point nine percent (19.9%) of the outstanding Impax Common Stock then, at Teva’s request, such excess amounts shall be paid by Impax to Teva in cash.

10.6	Throughout the period that the Loan, or any portion thereof, is outstanding, Impax hereby covenants and agrees it will not, nor will it permit any of its Affiliates to:
(a)	Liquidate, windup or dissolve.

(b)	Assume, endorse, be or become liable for or guarantee any indebtedness of any Person excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(c)	Declare or pay any dividends on its capital stock (other than dividends payable solely in shares of Impax Common Stock), or purchase, redeem, retire or otherwise acquire any of its capital stock at any time outstanding except as provided in Section 10.4, except any Affiliate wholly owned by Impax may declare and pay dividends to Impax.

(d)	Materially alter the nature of its business.

(e)	Directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate of Impax or any party related to the management of Impax except the assignment of Impax’s right to purchase the New Facility to Affiliates (subject to Teva’s rights pursuant to Section 10.11) at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party.
10.7	Subject to any applicable grace, notice and cure period provided for herein the occurrence and the continuance of any of the following events is referred to herein as an “Event of Default”:
(a)	If Impax shall fail to pay, when due, any portion of the Loan or interest thereon; or

(b)	Any representation or warranty made by Impax herein or in the Stock Purchase Agreement or Registration Rights Agreement shall prove to have been false in any material respect on or as of the date made; or

(c)	This Agreement or the Stock Purchase Agreement or the Registration Rights Agreement is terminated by Teva as a result of a breach, default, misrepresentation or other act or omission by Impax giving rise to the right of termination by Teva hereunder or thereunder, respectively.
10.8	The purchase of Impax Common Stock by Teva or the repayment of all or a portion of the Loan by Impax in shares of Impax Common Stock pursuant to this Section 10 shall be conditioned upon the execution by the Parties of a Stock Purchase Agreement and Registration Rights Agreement in the form attached as Annex E.

10.9	The Loan shall bear interest at the annual rate of eight percent (8%) accruing from the date of grant (the “Interest Obligation”). The Interest Obligation shall be due and payable on January 15, 2004 or such earlier date that the outstanding balance of the Loan is due (without right of set-off, deduction or other withholding), to the extent there remains any outstanding balance on the Loan pursuant to this Section 10, and only with respect to such portion of the Loan that had not been forgiven as of such date. Notwithstanding the foregoing, Teva agrees to forgive the Interest Obligation in the event and upon the date that Impax has obtained tentative or final Approvals for any three of the Products.

10.10	By no later than December 31, 2001, as additional security for the repayment of the Loan, Impax shall grant to Teva a mortgage on the New Facility subordinate to a senior lien of up to Three Million U.S. Dollars ($3,000,000) in form and substance reasonably satisfactory to Teva, or such other collateral as may be reasonably satisfactory to Teva.
11	PRICES, TERMS, CONDITIONS, TITLE AND RISK
11.1	Impax shall deliver each order of Products to Teva and its Affiliates CIP (as per Incoterms 2000) to a location to be designated by Teva or its Affiliates.

11.2	Impax will invoice Teva when Product is shipped to Teva at an amount equal to the applicable Manufacturing Cost. Teva shall subject to Sections 7.7, 7.8 and 7.9 pay for such Product thirty (30) days from the date of receipt of the applicable shipment.

11.3	Within thirty (30) days following each Calendar Quarter during the Supply Term, Teva shall compute and report to Impax in a mutually acceptable format the Net Sales and Profit for each Product in each country in the Territory during that Calendar Quarter and Teva shall pay to Impax the Impax Margin, Revised Impax Margin, or Optional Territory Fee, as the case may be, for each Product for that Calendar Quarter as reflected in the report. In addition, within seven (7) business days after the end of each month, Teva shall provide to Impax information (which could be good faith estimates if final data is not available) as to the amount of Net Sales, Profit, and number of units sold of each Product during that month.

11.4	Teva shall have the sole and exclusive right to determine all terms and conditions of sale of the Products to its customers.

11.5	Subject to Teva having received full launch quantities of the applicable Product based upon Teva’s forecast, Teva shall launch each Product on a country-by-country basis within fifteen (15) days of final Approval of each Product; provided, however, that if either Party has a written opinion of patent counsel reasonably acceptable to the other Party that launch would result in a significant risk of damages for infringement of third party intellectual property rights, then the Parties shall agree upon a later launch for such Product in the subject country in the Territory or, alternatively, Teva may compel launch of the Product in such country in the Territory. If Teva so compels a launch of a Product in any country in the Territory, then it shall indemnify, defend and hold harmless Impax for any damages and expenses of an Intellectual Rights Suit to the extent directly related to the patents set forth in the above-referenced Impax patent opinion and to the extent caused by the launch of the Product and not attributable in whole or in part to any untrue representation or warranty of Impax or breach of a covenant made by Impax hereunder. Further, in such case, (a) during the period commencing with the applicable Launch Date and ending on the earlier of six (6) months or the date the Parties receive a final non-appealable court decision with respect to the applicable Intellectual Rights Suit, if any, the Impax Margin shall be deemed to be XXXXX percent (XXXXX%) and Revised Impax Margin, if applicable, shall be reduced by thirty percent (30%) and (b) any expenses and/or damages paid by Teva in connection with any Intellectual Rights Suit related to the applicable Product, or the above indemnity, shall be set-off, credited or reimbursed against any amounts paid or payable to Impax hereunder related to such Product (including, without limitation, Impax Margin, Revised Impax Margin, and Optional Territory Fee).

11.6	Teva and its Affiliates shall permit an independent certified public accounting firm selected by Impax, and reasonably acceptable to Teva, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by Teva necessary for Impax to verify the accuracy of Teva’s calculation of any Net Sales, Profit, Regulatory Expenses, Impax Margin, Revised Impax Margin and/or Optional Territory Fee hereunder for any period ending not more than five (5) years prior to the date of such request. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm’s use of such information shall be limited to the aforementioned verification.

11.7	Impax and its Affiliates shall permit an independent certified public accounting firm selected by Teva, and reasonably acceptable to Impax, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by Impax necessary for Teva to verify the accuracy of Impax’s calculation of any Manufacturing Costs, Regulatory Expenses and/or Intellectual Rights Legal Expenses hereunder for any period ending not more than five (5) years prior to the date of such request. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm’s use of such information shall be limited to the aforementioned verification.

11.8	Teva and Impax shall calculate and record Net Sales, Manufacturing Costs, Profit, Impax Margin, Revised Impax Margin, Optional Territory Fee, Regulatory Expenses and/or Intellectual Rights Legal Expenses in

accordance with U.S. GAAP, and shall maintain all books and records related thereto in accordance with standard cost accounting policies and practices, in accordance with U.S. GAAP for the Term plus an additional three (3) years thereafter.
12	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF IMPAX
12.1	Impax hereby represents and/or warrants and/or undertakes to Teva that:
12.1.1	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

12.1.2	neither the execution and delivery of this Agreement by Impax nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

12.1.3	this Agreement is a legal, valid and binding agreement of Impax enforceable in accordance with its terms;

12.1.4	neither it nor any of its Affiliates have or will, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder;

12.1.5	all Products supplied to Teva or its Affiliates shall: (a) meet the applicable Specifications at the time of shipment; (b) meet regulatory requirements of any relevant Regulatory Authority in the Territory; (c) be manufactured, packaged, tested, stored and shipped in accordance with applicable cGMPs, the Approvals, and Applicable Law; (d) not be adulterated or misbranded under the United States Food, Drug and Cosmetic Act including any other relevant laws and regulations of the Territory as amended from time to time; and (e) be produced, packaged, tested and stored in facilities that have been approved by the applicable Regulatory Authority, to the extent required by Applicable Law;

12.1.6	the API does not violate, infringe, or otherwise conflict or interfere with the intellectual property of any third party in the U.S. and, to Impax’s best knowledge, the API does not violate, infringe, or otherwise conflict or interfere with the intellectual property of any third party in any other country of the Territory;

12.1.7	Impax has furnished Teva with access to a complete copy of the U.S. Regulatory Documentation for the Products, including all material amendments and supplements thereto; Impax is and was, at all times prior to the Effective Date, the lawful holder of all rights under the Regulatory Documentation and to the best of Impax’s knowledge, Impax has complied in all material respects with all Applicable Laws and regulations in connection with the preparation and submission to the FDA of the Regulatory Documentation;

12.1.8	neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or equivalent laws of any country in the Optional Territory selected hereunder;

12.1.9	Impax’s manufacturing facilities conform, and shall continue to conform throughout the Term, in all respects to Applicable Law governing such facilities; and

12.1.10	all Products supplied hereunder shall be free and clear of all security interests, liens, or other encumbrances of any kind or character.
13	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF TEVA
13.1 Teva hereby represents and/or warrants and/or undertakes to Impax that:
13.1.1	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

13.1.2	neither the execution and delivery of this Agreement by Teva nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

13.1.3	this Agreement is a legal, valid and binding agreement of Teva, enforceable in accordance with its terms;

13.1.4	it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate (excluding those, if any, respecting, the Optional Territory or Optional Products) that conflicts or derogates from its undertakings hereunder;

13.1.5	in the event and to the extent that Teva and/or its Affiliates shall manufacture the Products, all such Products shall: (a) meet the applicable Specifications at the time of shipment; (b) meet regulatory requirements of any relevant Regulatory Authority in the Territory; (c) be manufactured, packaged, tested, stored and shipped in accordance with applicable cGMPs, the Approvals, and Applicable Law; (d) not be adulterated or misbranded under the United States Food, Drug and Cosmetic Act or relevant laws and regulations of Canada, as amended from time to time; and (e) be produced, packaged, tested and stored in facilities that have been approved by the applicable Regulatory Authority, to the extent required by Applicable Law;

13.1.6	in the event and to the extent that Teva and/or its Affiliates shall manufacture the Products, Teva’s and/or its Affiliates’ manufacturing facilities for such Products shall conform in all respects to Applicable Law governing such facilities;

13.1.7	neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or equivalent laws of any country in the Optional Territory selected hereunder, or who is the subject of a conviction described in such section; and

13.1.8	all Products that it shall Market hereunder shall have been Marketed and stored in accordance with Applicable Law.
14	INDEMNIFICATIONS AND LIABILITY
14.1	Except as otherwise expressly provided in Section 15, Impax shall indemnify, defend and hold Teva, its Affiliates, and their respective officers, directors, employees, and representatives harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees and disbursements, (collectively, “Damages”) in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of: (a) any breach or alleged breach by Impax (or its Affiliates) of any representation, warranty, undertaking or covenant hereunder; (b) events occurring prior to the Effective Date and relating to the Products; (c) any negligence or willful misconduct by Impax (or its Affiliates); or (d) a defect contained in a Product manufactured by Impax, its Affiliates or any third party on its behalf.

14.2	Except as otherwise expressly provided in Section 15, Teva shall indemnify, defend and hold Impax, its Affiliates, and their respective officers, directors, employees, and representatives harmless from and against any and all Damages in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of: (a) any breach or alleged breach by Teva (or its Affiliates) of any representation, warranty, undertaking or covenant hereunder; (b) any negligence or willful misconduct by Teva (or its Affiliates); (c) any defect contained in a Product manufactured by Teva, it Affiliates or any third party on its behalf; or (d) any claim of trademark infringement arising from the use by Teva (or its Affiliates) of any of its trademarks in connection with the Products.

14.3	In the event that in determining the respective obligations of indemnification under Section 14, it is found that the fault of Impax, Teva or their respective Affiliates, contributes to any Damages relating to the Products supplied and/or distributed or sold hereunder, then each of Impax and Teva shall be responsible for that portion of the Damages to which its fault contributed.

14.4	As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Section 14, the indemnified Party shall give the indemnifying Party prompt written notice in writing and shall permit the indemnifying Party to have control over the defense of such claim or suit. The indemnified Party agrees to provide all reasonable information and assistance to the indemnifying Party in such defense. No such claims shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that the indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the indemnified Party any liability or obligation which cannot be assumed and performed in full by the indemnifying Party.

14.5	Except in the event of and to the extent of Damages awarded to a third party in connection with the indemnification provisions set forth in Sections 14.1 and 14.2, above, or awarded to a third party in connection with an Intellectual Rights Suit, neither Teva nor Impax shall be liable to the other for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of the manufacture, Marketing, distribution, sale or use of the Products.

14.6	Without limiting the respective obligations of the Parties hereunder, each Party shall maintain, throughout the Term sufficient product liability insurance coverage to satisfy its obligations hereunder. Each Party shall cause the other Party to be named in such policies as an additional insured and, upon request, each Party agrees to provide to the other certificates of insurance, evidencing such insurance. Without derogating from the foregoing, Impax shall purchase and maintain throughout the Term insurance provided by an insurance company reasonably satisfactory to Teva, at its own expense to cover product liability in an amount not less than Twenty Million U.S. Dollars (U.S. $20,000,000) per occurrence and in the aggregate on or before the launch of the first Tier 1 Product (in any strength), One Hundred Million U.S. Dollars (U.S. $100,000,000) per occurrence and in the aggregate on or before the launch of the second Tier 1 Product (in any strength), and One Hundred and Fifty Million U.S. Dollars (U.S. $150,000,000) per occurrence and in the aggregate as of January 1, 2004. In addition, the deductible for any Impax insurance policies shall not exceed one percent (1%) of the applicable coverage in the aggregate.
15	PATENT LITIGATION
15.1	Promptly following the Effective Date, the Parties shall enter into a joint defense agreement mutually acceptable to both Parties containing customary terms and conditions for the purpose of, among other things, preserving confidentiality and any applicable privilege attaching to information and data exchanged by the Parties under and pursuant to this Agreement.

15.2	Following execution of such joint defense agreement, Impax, upon receiving any written request from Teva, shall promptly provide Teva with reasonable access to information and data about, and personnel knowledgeable of the Products, their formulation, use and process of manufacture, to enable Teva to: (a) ascertain whether the Marketing of the Products in the Territory would infringe any existing patent or other third party intellectual property rights; (b) determine its conduct in relation to any proceedings alleging infringement of a patent or other third party intellectual property right; and/or (c) provide witnesses or documentation from Impax in connection with any proceedings alleging infringement of a patent or other third party intellectual property right.

Tier 1 Products for the U.S.

15.3	With regard to the Tier 1 Products in the U.S., Impax shall have the right to assume or continue, as applicable, the direction and control of any Intellectual Rights Suit and the defense of claims arising therefrom, including without limitation, the selection of legal counsel; provided, however, that once it exercises its right to assume or continue control, Impax shall obtain the prior written consent of Teva prior to ceasing to defend, settling or otherwise disposing of such claim, said consent not to be unreasonably withheld or delayed. Furthermore, Impax shall provide Teva with copies of all pleadings and other litigation documents and shall consult with Teva in connection with litigation strategy. Teva shall fully cooperate with Impax in the defense or prosecution of any such litigation (regardless of which party is a named party to such litigation). Notwithstanding anything to the contrary contained herein, with respect to any Product(s) that are currently the subject of litigation, legal counsel retained by Impax as of the Effective Date shall continue to prosecute or defend such litigation unless the Parties mutually agree to replace such legal counsel.

15.4	With regard to the Tier 1 Products in the U.S., Impax shall bear one hundred percent (100%) of all Intellectual Rights Legal Expenses in connection with the defense and/or arising out of a judgment or settlement of any Intellectual Rights Suit; provided, however, that with respect to attorney fees and associated disbursements Impax shall bear one hundred percent (100%) of any and all such fees up to a maximum amount of Seven Million U.S. Dollars (U.S. $7,000,000) for all of the Tier 1 Products in the U.S. combined, after which, the Parties shall each bear fifty percent (50%) of such attorney fees and associated disbursements. If the foregoing $7,000,000 limitation is exceeded then Impax shall invoice Teva on a monthly basis and Teva shall reimburse Impax for Teva’s share of such attorney fees and associated disbursements within thirty (30) days of receipt of such invoice.

Tier 2 and Tier 3 Products for the Territory

15.5	With regard to the Tier 2 and Tier 3 Products in the Territory, Teva shall have the right to assume direction and control of any Intellectual Rights Suit and the defense of claims arising there from, including without limitation, subject to the consent of Impax, not to be unreasonably withheld, the selection of legal counsel; provided, however, that once it exercises its right to assume control, Teva shall obtain the prior written consent of Impax prior to ceasing to defend, settling or otherwise disposing of such claim, said consent not to be unreasonably withheld or delayed. Furthermore, Teva shall provide Impax with copies of all pleadings and other litigation documents and shall consult with Impax in connection with litigation strategy. Impax shall fully cooperate with Teva in the defense or prosecution of any such patent litigation (regardless of which Party is a named party to that litigation).

15.6	Teva and Impax shall share equally all Intellectual Rights Legal Expenses for the Tier 2 Products and Tier 3 Products for the Territory incurred following the Effective Date; provided, however, with regard to the Tier 2 Products for the U.S., Impax shall bear fifty-five percent

(55%) and Teva shall bear forty-five percent (45%) of all Intellectual Rights Legal Expenses. Teva shall invoice Impax on a monthly basis and Impax shall reimburse Teva for Impax’s share of such Intellectual Rights Legal Expenses within thirty (30) days of receipt of such invoice.

15.7	With regard to any of the Products, the provisions set forth in Sections 15.4, 15.5 and 15.6, above, relating to Intellectual Rights Legal Expenses (for the U.S. and all other countries in the Territory), shall not apply with respect to litigation relating to any breach by Impax of its representations and warranties set forth in Section 12.1.6 or 12.1.7 of this Agreement. In such instance, and to the extent related thereto, Impax shall be responsible for one hundred percent (100%) of all Intellectual Rights Legal Expenses.

15.8	With regard to any of the Products, each Party shall obtain the prior written consent of the other Party prior to ceasing to defend, settling or otherwise disposing of any Intellectual Rights Suit or other intellectual property dispute related to the Products. Each Party further agrees that it will not whether in the context of litigation or otherwise related thereto, without the prior written consent of the other Party, enter into any agreement or arrangement with any third party which in any way compromises, relinquishes, waives, or otherwise affects, in whole or in part, the rights of the other Party under this Agreement in respect of the Products.
16	REGULATORY LITIGATION

If Teva and Impax mutually agree in writing to commence legal proceedings against any Regulatory Authority, including without limitation, the FDA, in connection with the Product(s) in order to accelerate the Approval and/or Launch Date of the Product(s), the Parties shall each bear fifty percent (50%) of all out of pocket costs and expenses incurred by either Party in connection with that litigation including, without limitation, legal fees and disbursements. Impax and Teva shall cooperate with one another (regardless of which Party is a named party to that litigation) and shall jointly direct and control the litigation, including without limitation, selection of legal counsel, decisions to settle or compromise the case or a position, and taking any other action.

17	DECLARATORY JUDGMENT LITIGATION

If Teva and Impax mutually agree in writing to institute a declaratory judgment action with respect to any intellectual property rights of any third party relating to the Products, the provisions set forth in Section 16 shall apply mutatis mutandis to this Section 17.

18	ADVERSE REACTIONS, COMPLAINTS AND RECALLS
18.1	Each Party shall provide prompt notice to the other Party of any information concerning side effects, injury, toxicity, or sensitivity reaction associated with the Products, whether or not determined to be attributable to the Products. Further, each Party shall notify the other

Party in writing within one (1) business day of the time such Party first becomes aware of a circumstance that might necessitate expedited notification of relevant Regulatory Authorities or significant change in the labeling of the Product(s). The holder of the Approval shall be responsible for all adverse drug event reporting for the applicable countries of the Territory for the Products and responding to all adverse drug event reports received from lay persons and/or health care professionals respecting the Products.

18.2	Copies of complaints with regard to the Products received by either Party will be sent promptly by facsimile to the other Party. Impax shall investigate all complaints associated with the manufacturing of the Products and shall provide a written summary to Teva of all such investigations and a prompt written response to the complainant, with a copy to Teva.

18.3	To the extent permitted or required by law, any decision to recall, withdraw or cease distribution of any Product as a result of a violation of the applicable Approval or any Applicable Law, or because the Product presents a possible safety risk may be made by either Party after consulting with the other Party and taking such reasonable action as the Parties consider to be appropriate under the circumstances to minimize the risk to both Parties and to assure compliance by the Parties with the requirements of the applicable Approval. Any such recall or market withdrawal shall be controlled by Teva; provided, however, that the Parties shall use their best efforts to work together to repossess the affected Product. If any recall or market withdrawal of any Product is the result of the negligence of either Party (or its Affiliate) or the breach by either Party (of its Affiliate) of any representation, warranty, covenant or agreement under this Agreement by that Party (or its Affiliate), including the Product warranties, then the negligent or breaching Party shall pay the costs of any such recall action and such costs shall not be charged to the other Party. If any such recall or market withdrawal of any Product is not the result of negligence of either Party (or its Affiliate) or the breach by either Party (or its Affiliate) of any representation, warranty, covenant or agreement under this Agreement, then the Parties shall equally share the out of pocket cost of any such recall or market withdrawal. For the purposes of this Section 18.3, expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product(s) and the refund to consumers of amounts paid for the recalled Product(s).
19	AUDITS
19.1	Teva or its Affiliates shall have the right, at its own cost, to visit any manufacturing site at which any of the Products or API are being manufactured and/or stored, during regular business hours and upon not less than three (3) business days prior written notice to Impax. During any such visit, Teva or its Affiliates shall have the right: (a) to inspect the manufacturing, packaging, testing, quality control, transport and/or storage facilities for such Products or API; (b) to inspect the procedures relating to any of the activities referred to in subsection (a) above; and/or (c) to audit any books, records and reports pertinent to the activities referred to in subsection (a) above to ensure compliance with all Applicable Laws, including without limitation, compliance with cGMP, ANDAs, and other Approvals.

19.2	Impax or its Affiliates shall have the right, at its own cost, to visit any manufacturing site at which any of the Products or API are being manufactured and/or stored, during regular business hours and upon not less than three (3) business days prior written notice to such manufacturer and Teva. During any such visit, Impax or its Affiliates shall have the right: (a) to inspect the manufacturing, packaging, testing, quality control, transport and/or storage facilities for such Products or API; (b) to inspect the procedures relating to any of the activities referred to in subsection (a) above; and/or (c) to audit any books, records and reports pertinent to the activities referred to in subsection (a) above to ensure compliance with all Applicable Laws, including without limitation, compliance with cGMP, ANDAs, and other Approvals.

19.3	Each Party shall promptly supply the other Party with a copy of any notices or reports received from any Regulatory Authority related to an audit or other investigation by the Regulatory Authority with respect to the API and/or Products. Each Party shall use its commercially reasonable best efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted, and to promptly address, and if necessary correct, any and all such deficiencies to the satisfaction of the Regulatory Authority.
20	CONFIDENTIALITY
20.1	Each of the Parties agrees that: (a) it will not disclose any Confidential Information of the other to any third party at any time during the Term without the prior written consent of the disclosing Party; (b) it will not make use of any Confidential Information of the other Party for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by this Agreement; and/or (c) it will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

20.2	Notwithstanding the foregoing, either Party shall be permitted upon reasonable prior written notice to the other Party to disclose Confidential Information if required by law or court order.
20.3	All Confidential Information in any form will be returned to the Party who disclosed the Confidential Information within thirty (30) days of the termination or expiration of this Agreement, save for the retention of one (1) copy of the Confidential Information by the receiving Party as a record of the receiving Party’s ongoing confidentiality obligations under this Agreement.

20.4	Neither Party shall use the name of the other Party in any publicity or advertising nor, except as required by law or court order, publicly disclose information related to this Agreement or the terms and conditions hereof without the prior written consent of the other Party.

20.5	Each of the Parties agrees that all Confidential Information that it receives from the other Party and/or its Affiliates in connection with the Products is the sole property of the disclosing Party and shall be used by it only in accordance with the terms and provisions of this Agreement.

20.6	This Section 20 shall be in effect during the Term and for a period of five (5) years following the termination or expiration thereof.

20.7	The Parties acknowledge that it is their intention to limit the disclosure of Confidential Information hereunder to the Products and matters directly related thereto.
21	TERM AND TERMINATION
21.1	Any Supply Term shall be extended for successive terms of two (2) years unless either Teva or Impax provides the other with written notice of its intention not to extend that Supply Term at least twelve (12) months before the expiration of such initial Supply Term or any extension thereof.

21.2	Subject to Sections 21.2.1 and 21.2.2, this Agreement may be terminated by either Party by written notice provided to the other Party at any time during the Term if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations hereunder (including, without limitation, any payment obligations) or any of its representations or warranties hereunder were untrue in a material respect when made, as follows: (i) the terminating Party shall send written notice of the material breach or material default to the Breaching Party, and (ii) the termination shall become effective sixty (60) days after written notice thereof was provided to the Breaching Party, unless the Breaching Party has cured any such material breach or default prior to the expiration of the sixty (60) day period or if such material breach or material default is not capable of being cured within such sixty (60) day period, and the Breaching Party has commenced activities reasonably expected to cure such material breach or material default within such sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable, but in no event shall such period exceed ninety (90) days.

21.2.1	Teva’s right to terminate in the event of Impax’s failure to supply Teva’s or its Affiliates’ requirements for Products hereunder shall be on a Product-by-Product basis for each of the relevant countries of the Territory.

21.2.2	The failure of Impax to supply Teva’s or its Affiliates’ requirements for Products hereunder shall not give rise to a right of termination by Teva if following such failure, Teva, its Affiliate or a third party designated by Teva manufactures the Product pursuant to the provisions of Section 7.5 hereof.
21.3	Subject to the provisions of Section 22.3 hereof, either Party may terminate this Agreement effective upon issuance of written notice if, at any time, the other Party files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

21.4	In addition to the other provisions of this Section 21, Teva shall be entitled to terminate this Agreement with respect to any Tier 2 Product in the U.S. by providing written notice to Impax by no later than the earlier of (i) twelve (12) months following the Effective Date, or (ii) fifteen (15) days after acceptance by the FDA of the ANDA for the applicable Tier 2 Product(s). Upon such termination the grant hereunder to Teva to Market such Tier 2 Products in the U.S. shall revert to Impax and, except as provided in this Section 21.4, Teva’s obligations hereunder with regard to such Tier 2 Products shall terminate. To the extent applicable, Teva shall indicate in its notice if it intends to commercialize a Competing Product to the subject Tier 2 Product that it internally developed (as distinguished from a “Transaction Event”). Upon receipt of Teva’s written notice, Impax shall have sixty (60) days to elect to, if applicable (as a result of Teva setting forth in its notice its intention to commercialize a Competing Product), to participate in Teva’s commercialization of such Competing Product(s), in the U.S., in which case, such Competing Product(s) shall be deemed to be the corresponding Tier 2 Product terminated by Teva for purposes of this Agreement. In the event Impax elects to participate in Teva’s commercialization of the Competing Product, Teva shall manufacture the applicable Competing Product, carry out all regulatory and legal activities and Impax shall reimburse Teva twenty-five percent (25%) for all past and future Regulatory Expenses and Intellectual Rights Legal Expenses incurred by Teva and/or its Affiliates for such Competing Product(s), and the Impax Margin for such Competing Product(s) payable to Impax shall be deemed to be twenty-five percent (25%) of Profit. Within sixty (60) days following launch of the applicable terminated Tier 2 Product(s) by Impax or Impax’s Affiliate, nominee, assignee, licensee or other similar entity, Impax shall reimburse Teva an amount equal to all Regulatory Expenses and

Intellectual Rights Legal Expenses paid by Teva under this Agreement with respect to the applicable Tier 2 Product(s).

21.5	Teva shall be entitled to terminate this Agreement, upon thirty (30) days notice to Impax, in the event of an Event of Default (as set forth in Section 10.7).

21.6	In the event that there is no launch of any of the Products in any of the countries in the Territory by July 15, 2004, Teva shall have the right, at its option, to terminate this Agreement on ten (10) days notice.
22	CONSEQUENCES OF TERMINATION
22.1	Termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such termination, and shall be without prejudice to any other right or remedies available at law or in equity. (Impax acknowledges and agrees, however, that notwithstanding the immediately preceding sentence it shall not have any other rights or remedies against Teva in the event of a termination pursuant to Section 21.4, 21.5, or 21.6).

22.2	In the event of early termination of this Agreement by Teva pursuant to Section 21.3 or 21.5, and without derogating from any other rights or remedies available to Teva, Impax shall, at the election of Teva exercised within thirty (30) days of Teva’s notice to Impax of termination, promptly and free of charge:
22.2.1	transfer to Teva or a Teva designee all information, data and know-how in its possession or control necessary for the manufacture of the API and Products;

22.2.2	grant and/or transfer to Teva the right of access or use of all Regulatory Documentation and Approvals in its possession or control for the Products to enable Teva to manufacture and/or Market the Products in the Territory; and

22.2.3	use its best efforts to assist Teva to assure that such transfers as set forth in this Section 22.2 are effected as effectively and expeditiously as possible.
22.3	In the event this Agreement is terminated under Section 21.3, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Teva, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights (including, without limitation, any right to enforce any exclusivity provision of this Agreement (including any embodiment of such “intellectual property”)), remedies and elections under the Bankruptcy Code. To the fullest extent permitted by Applicable Law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Impax under the Bankruptcy Code, Teva shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by Teva, and such, if not already in its possession, shall be promptly delivered to Teva.
23	INDEPENDENT CONTRACTORS

The status of the Parties under this Agreement shall be that of independent contractors. Nothing is this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto. No Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
24	SUCCESSORS AND ASSIGNS

The terms and provisions hereof shall inure to the benefit of, and be binding upon, Teva, Impax and their respective successors and permitted assigns. Neither Party shall assign this Agreement or any part of it to any third party without the prior written consent of the other Party; provided, however, that Teva may, without obtaining the consent of Impax, assign this Agreement or delegate any of its rights or obligations hereunder to any of its Affiliates, provided that Teva agrees to remain primarily liable for the full and timely performance by such Affiliate of all its obligations hereunder.
25	FORCE MAJEURE
25.1	Neither Party shall be liable for non-performance or delay in the fulfillment of its obligations with the exception of payment obligations and those obligations respecting the timely achievement of the applicable milestones, when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of Teva or Impax, as the case may be, including without limitation, acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, or labor disturbances (regardless of the reasonableness of the demands of the labor force), civil commotion, riots, military invasions, wars, failure of utilities, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority (“Force Majeure Events”).

25.2	In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, such Party shall notify the other forthwith, and shall nevertheless make every endeavor, in the utmost good faith, to discharge its said obligations, even if in a partial or compromised manner.

26	CURRENCY

All payments under this Agreement shall be made in U.S. Dollars and, as applicable, the calculation of exchange rates shall be based upon the average over a twenty (20) business day period preceding the date that payment is due of the applicable rate of exchange as published in the Wall Street Journal.

27	PUBLICITY AND DISCLOSURE OF AGREEMENT

Concurrently with the execution of this Agreement, the Parties shall agree in good faith on a form of press release which Impax may release. The Parties agree that until February 1, 2002, no future publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other Party, which consent shall not be unreasonably withheld, to the extent such release or announcement includes statements concerning terms of this Agreement and/or explicitly includes the Products or either Parties’ name(s), except to the extent such release or announcement may be required by Applicable Law. For releases or announcements required by law, the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Regulatory Authority shall be redacted to the fullest extent permitted by Applicable Law and to the reasonable satisfaction of both Parties; provided, however, in the event that the Securities and Exchange Commission or Regulatory Authority, as applicable, objects to the redaction of any portion of the Agreement after the initial submission, the filing Party shall inform the other Party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Regulatory Authority, as applicable.

28	SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with applicable law, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

29	ENTIRE AGREEMENT

This Agreement (including its Annexes), together with the Note, the Stock Purchase Agreement and Registration Rights Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties. This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of both Parties.

30	WAIVER

No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

31	GOVERNING LAW

This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law. Subject to Section 32, each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Commonwealth of Pennsylvania or United States Federal Court sitting in the City of Philadelphia and Commonwealth of Pennsylvania over any action or proceeding arising out of or relating to this Agreement, and each hereby waives the defense of any inconvenient forum for the maintenance of such action or proceeding. To the extent that it may otherwise be applicable, the Parties hereby expressly agree to exclude from the operation of this Agreement the United Nations Convention on Contracts for the International Sale of Goods, concluded at Vienna, on 11 April 1980, as amended and as may be amended further from time to time.

32	WORKING COMMITTEE AND SECTION 2.8 DISPUTE RESOLUTION

Any and all disputes within the Working Committee as well as pursuant to Section 2.8 shall be submitted to a panel of three (3) arbitrators having expertise in the specific area that is the subject of dispute. Teva and Impax shall each select one arbitrator. The arbitrators selected by Teva and Impax shall select the third arbitrator. All arbitrators shall be selected within twenty (20) days. Any arbitration shall be held in Philadelphia, Pennsylvania at such place as may be agreed upon by the Parties. The arbitrators shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the arbitration and the arbitration shall be conducted in accordance with the American Arbitration Association. The arbitrators shall in rendering their decision, apply the substantive laws of the Commonwealth of Pennsylvania (regardless of its or any other jurisdiction’s choice of law principles). The decision of the arbitrators shall be final and not appealable, except in the case of fraud or bad faith on the part of the arbitrators or any Party to the arbitration proceeding in connection with the conduct of such proceedings. The arbitrators shall determine the proportion in which the Parties shall pay the costs and fees of the arbitration, and each Party shall pay its own costs (including, without limitation, reasonable attorney’s fees) and expenses in connection with such arbitration. The arbitration proceeding shall be confidential and, except as required by Applicable Law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted for arbitration, and the award of the arbitrator, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

33	NOTICES

Notices provided for under this Agreement shall be given in writing, in English, by facsimile; by first-class mail, federal express or similar service to the mailing address or facsimile numbers set out below:

If to Teva:	TEVA PHARMACEUTICALS CURACAO N.V.
World Trade Center Curacao, Unit T.M.I. 14
Piscadera Bay, Curacao
Netherlands Antilles
Attention: General Manager
Telephone: 599-9-463-6388
Facsimile: 599-9-463-6588

With a copy to:	TEVA PHARMACEUTICALS USA, INC.
1090 Horsham Road
North Wales, Pennsylvania 19454
Attention: Vice President and General Counsel
Teva North America
Telephone: (215) 591-3000
Facsimile: (215) 591-8813

If to Impax:	IMPAX LABORATORIES, INC.
3735 Castor Avenue
Philadelphia, PA 19124
Attention: Barry R. Edwards, CEO
Telephone: (215) 289-2220
Facsimile: (215) 289-5932

With a copy to:	IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Haywood, California 94544
Attention: Larry Hsu, President and COO
Telephone (510) 471-3600
Facsimile: (510) 471-1595
or to such other addresses or facsimile numbers as a Party shall designate by notice, similarly given, to the other Party. Notices shall be deemed to have been sufficiently given and served the day transmitted by facsimile (with confirmed transmission) or a date five (5) business days after the date of express mail or by mail courier.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement and Annexes as of the date below.

TEVA PHARMACEUTICALS CURACAO N.V.	IMPAX LABORATORIES, INC.

Signature: /s/ Ido Weinstein	Signature: /s/ Barry R. Edwards

Name: Ido Weinstein	Name: Barry R. Edwards

Title: Managing Director	Title: Co-CEO

Date: June 26, 2001	Date:

Signature: MeesPierson Trust (Curacao) NV.	Signature: /s/ Larry Hsu
/s/ Theo J. Andriessen
Name: Theo J. Andriessen	Name: Larry Hsu

Title: Director	Title: President and COO

Date: June 26, 2001	Date:

ANNEX A
The Products

	BRAND*	GENERIC	STRENGTH
Tier 1 Products	Wellbutrin®SR	Buproprion ER	100mg, 150mg
	Zyban®	Buproprion ER	150mg
	Claritin®Reditabs	Loratadine Orally Disintegrating Tablets	10mg
	Claritin®-D 12 hour	Loratadine/PSE ER 12 hr	5mg/ 120mg
	Claritin®-D 24 hour	Loratadine/PSE ER 24 hr	10mg/ 240mg

Tier 2 Products	Ditropan XL®	Oxybutynin	5mg, 10mg, 15mg
	Glucophage XR®	Metformin XL	500mg
	Allegra-D®	Fexofenadine/PSE	60mg/ 120mg

Tier 3 Products		Three additional Products to be determined by the Parties as provided herein.

*	including, without limitation, any additional brands.

ANNEX B
Tier 1 Products and Optional Products: Manufacturing Caps

	Optional	Optional	Optional			Loratadine	Loratadine	Loratadine
	Product	Product	Product	Buproprion	Buproprion	D 12	D24	OD
	10mg	20 mg	40mg	100mg	150mg	5/120mg	10/240mg	10mg
Bottle Size	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	$	$	$	$	$	$	$	$
Labor, OH & QC cost	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Pkg. Mat’l	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Total Cost	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Bottle Size	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	$	$	$	$	$	$	$	$
Labor, OH & Qc cost	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Pkg. Mat’l	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
Total Cost	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Annex C
Milestones (If Teva exercises the option for the Optional Products pursuant to Section 4)

	Milestone Event	Amount Forgiven (US$)**
1.	*Tentative Approval for all of the Optional Products, (10 mg, 20 mg, and 40 mg) in the U.S. by no later than June 15, 2002.	$2,000,000

2.	*Launch Date for all of the Optional Products, (10 mg, 20 mg, and 40 mg) in the U.S within fifteen (15) days from the expiration of First to File Exclusivity, but in no event later than February 15, 2003.	$5,000,000

3.	Launch Date for Loratadine/PSE 12 hr. 5 mg/120 mg in the U.S. no later than December 15, 2003.	$5,000,000

4.	Launch Date for all of Loratadine/PSE 24 hr. 10 mg/240 mg and Loratadine Orally Disintegrating Tablets in the U.S. within fifteen (15) days from the expiration of First to File Exclusivity, but in no event later than December 15, 2003.	$4,000,000

5.	Tentative Approval for all of coated Buproprion ER, 100 mg and 150 mg in the U.S. by no later than January 15, 2003, provided that the facility in which Impax will manufacture such Product has been approved by the FDA for commercial launch.	$1,000,000

6.	Launch Date for all of coated Buproprion ER, 100 mg, and 150 mg in the U.S. within fifteen (15) days from the expiration of First to File Exclusivity, but in no event later than December 15, 2003.	$5,000,000

*	If Impax fails to meet the Tentative Approval condition but subsequently meets the Launch Date condition, the $2,000,000 shall nevertheless be forgiven.

**	For the sake of clarification, the applicable milestone shall be achieved only if the tentative Approval and/or Launch Date is for the prescription drug marketplace only.

Annex D
Milestones (If Teva does not exercise the option for the Optional Products pursuant to Section 4)

	Milestone Event	Amount Forgiven (US$)*

1.	Launch Date for Loratadine/PSE 12 hr. 15 mg/120 mg in the U.S. no later than December 15, 2003.	$6,000,000

2.	Launch Date for all of Loratadine/PSE 24 hr. 10 mg/240 mg and Loratadine Orally Disintegrating Tablets in the U.S. within fifteen (15) days from the expiration of First to File Exclusivity, but in no event later than December 15, 2003.	$4,000,000

3.	Tentative Approval for all of coated Buproprion ER, 100 mg and 150 mg in the U.S. by no later than January 15, 2003, provided that the facility in which Impax will manufacture such Product has been approved by the FDA for commercial launch.	$1,000,000

4.	Launch Date for all of coated Buproprion ER, 100 mg, and 150 mg in the U.S. within fifteen (15) days from the expiration of First to File Exclusivity, but in no event later than December 15, 2003.	$6,000,000

*	For the sake of clarification, the applicable milestone shall be achieved only if the tentative Approval and/or Launch Date is for the prescription drug marketplace only.

Annex E
Stock Purchase Agreement and Registration Rights Agreement

     This STOCK PURCHASE AGREEMENT is dated as of June  , 2001 between Impax Laboratories, Inc., a Delaware corporation (the “Company”), and Teva Pharmaceuticals Curacao, N.V., a Netherlands Antilles corporation (the “Purchaser”).
W I T N E S S E T H :
     WHEREAS, the Company and Purchaser are on the date hereof entering into a certain Strategic Alliance Agreement; and
     WHEREAS, in connection with the Strategic Alliance Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), upon the terms and provisions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION 1. Sale and Purchase of Common Stock
          (a) The Company agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchaser agrees to purchase from the Company on each of the dates set forth in the following table such number of shares of the Company’s Common Stock, par value $.01 per share, as is purchasable on such date with the dollar amount set forth opposite such date at a price per share equal to the average of the closing sale prices for the ten trading day period ending two days prior to the date of each purchase:

Date		Amount
September 15, 2001		$3,750,000
December 15, 20001		$3,750,000
March 15, 2002		$3,750,000
June 15, 2002		$3,750,000

	Total	$15,000,000
     The shares of Common Stock being acquired under this Agreement are collectively referred to herein as the “Shares.”
          (b) No fractional shares shall be issued by the Company. If the calculation required by Section 1(a) would require the issuance of a fractional share on any of the purchase dates, the fraction shall be rounded up to a whole number and the share shall be issued by the Company against payment by Purchaser of the per share purchase price as determined by Section 1(a).

          (c) The Company will use the net proceeds to be received from the sale of the Shares primarily to fund product development work on the Company’s product pipeline as well as general working capital needs.
SECTION 2. Closings.
          (a) Subject to the terms and conditions hereof, a closing of the purchase and sale of the Shares to be purchased by the Purchaser pursuant to this Agreement shall take place at the offices of the Company in Philadelphia, Pennsylvania at 10:00 A.M., local time on each of the dates set forth in Section 1(a) or such other date as shall be mutually agreed to by the Company and the Purchaser (each of such closings are hereinafter referred to as the “Closing” and each such time and date are hereinafter referred to as a “Closing Date”).
          (b) Subject to the terms and conditions hereof, at each Closing (i) the Company will deliver to each Purchaser a certificate registered in the Purchaser’s name evidencing the number of shares purchased at such closing pursuant to this Agreement together with the other documents, certificates and opinions to be delivered pursuant to Section 7 hereof and (ii) upon the Purchaser’s receipt thereof, the Purchaser will deliver to the Company by wire transfer of federal or other immediately available funds an amount equal to the aggregate purchase price (as specified in Section 1(a) hereof) for the Shares to be purchased by the Purchaser as such Closing.
SECTION 3. Definitions.
          (a) For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):
    “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
    “Affiliate,” when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person that is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof and (iii) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

    “Agreement” means this Stock Purchase Agreement (together with exhibits and schedules) as from time to time assigned, supplemented or amended or as the terms hereof may be waived.
    “Board” or “Board of Directors” means with respect to any Person that is a corporation, a business trust or other entity, the board of directors or other group, however, designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.
    “Closing” has the meaning set forth in Section 2(a) hereof.
    “Closing Date” has the meaning set forth in Section 2(a) hereof.
    “Common Stock” means the Company’s common stock, par value $.01 per share, and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized that is not preferred as to dividends or assets over any other class of capital stock of the Company or that has ordinary voting power for the election of directors of the Company.
    “Company” means Impax Laboratories, Inc., a Delaware corporation, its successors and assigns.
    “Person” or “person” means any individual, corporation, partnership, limited liability company, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.
    “Purchaser” means Teva Pharmaceuticals Curacao N.V., a Netherlands corporation, together with its successors and assigns.
    “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, between the Company and the Purchaser.
    “Rule 144” means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.
    “Rule 144 Transaction” means a transfer of Shares (A) complying with Rule 144 as such Rule is in effect on the date of such transfer (but not including a sale other than pursuant to “brokers” transactions” as defined in clauses (1) and (2) of paragraph (g) of such Rule as in effect on the date hereof) and (B) occurring at a time when Shares are registered pursuant to Section 12 of the Securities Exchange Act.
    “SEC Reports” has the meaning set forth in Section 4.4 hereof.
    “Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

    “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.
    “Shares” has the meaning set forth in Section 1(a) hereof. In the event that any Shares are sold either in a public offering pursuant to a registration statement under Section 5 of the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be “Shares” for purposes of any consent or waiver provision of this Agreement.
SECTION 4. Representations and Warranties of the Company.
     The Company represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:
          4.1. Corporate Existence, Power and Authority.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified, licensed or authorized as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so qualified, licensed or authorized except for such jurisdictions where the failure to be so qualified, licensed or authorized would not have a material adverse effect on the Company’s assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects.
          (b) The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under (i) this Agreement, including, without limitation, the issuance by the Company of the Shares as contemplated herein and (ii) the Registration Rights Agreement. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company (including, without limitation, the issuance by the Company of the Shares) have been duly authorized by all required corporate and other actions. The Company has duly executed and delivered this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and to general principles of equity. Upon delivery to each Purchaser of the certificates for Shares contemplated by Section 2(b) hereof against payment in accordance with the terms of this Agreement, the Common Stock will have been validly issued and fully paid and will be nonassessable, have the rights and privileges specified in the Company’s Certificate of Incorporation, and will be free and clear of all liens, claims and encumbrances of every kind, except for those expressly imposed by this Agreement or the Registration Rights Agreement.
          (c) No proceeding has been commenced looking toward the dissolution or merger of the Company or the amendment of its certificate of incorporation. The Company is not in violation in any respect of its certificate of incorporation or bylaws.

          (d) The Company has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being and is proposed to be conducted.
          4.2. No Defaults or Conflicts.
          (a) The Company is not in violation or default in any material respect (and is not in default in any respect regarding any indebtedness) under any indenture, agreement, including, without limitation, the Strategic Alliance Agreement and the Registration Rights Agreement, or instrument to which it is a party or by which it or its properties may be bound. The Company is not in default in any material respect under any material order, writ, injunction, judgment or decree of any court or other governmental authority or arbitrator(s).
          (b) The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and any of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares as contemplated herein and therein) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the certificate of incorporation or by-laws of the Company, (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, (C) any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its respective properties, (ii) result in the creation of any Lien upon any of the Company’s properties, assets or revenues, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) or (iv) cause anti-dilution clauses of any outstanding securities to become operative or give rise to any preemptive rights. No provision referred to in Sections (A) and (C) of the preceding clause (i) materially adversely affects the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or the ability of the Company to perform its obligations under this Agreement and the Registration Rights Agreement or any of the transactions contemplated hereby or thereby.
          4.3. Offering of Shares.
          None of the Company, nor to the knowledge of the Company, any agent or any other person acting on its behalf, directly or indirectly, (i) offered any of the Shares or any similar security of the Company (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person other than the Purchaser who the Company reasonably believed was an “accredited investor” within the meaning of Regulation D under the Securities Act or (ii) has done or caused to be done (or has omitted to do or to cause to be done) any act, which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting provisions of any “blue sky” or securities laws of any state or other jurisdiction.

          4.4. SEC
          The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act. The Company has furnished the Purchaser with copies of (i) its Annual Report on Form 10-KSB for the fiscal years ended December 31, 2000 and December 31, 1999, (ii) its Quarterly Reports on Form 10-QSB for the fiscal quarter ended March 31, 2001, filed by the Company (collectively, the “SEC Reports”). Each SEC Report was in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5. Representations and Warranties of the Purchaser.
          The Purchaser represents and warrants to the Company as follows:
          5.1. Corporate Power and Authority.
          The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Purchaser have been duly authorized by all required corporate and other actions. The Purchaser has duly executed and delivered this Agreement and the Registration Rights Agreement, and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.
          5.2. Investment Intent.
          The Purchaser is capable of evaluating the risk of its investment in the Shares being purchased by it and the Purchaser and any account for which the Purchaser is acting is able to bear the economic risk of such investment. The Purchaser has had the opportunity to request and receive all information deemed necessary by it to evaluate an investment in the Company. The Purchaser is purchasing the Shares for its own account or for one or more accounts as to each of which it exercises sole investment discretion solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. The Purchaser acknowledges that the Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act. It is understood that the disposition of the Purchaser’s property shall at all times be within the Purchaser’s control. If the Purchaser should in the future decide to dispose of any of its Shares it is understood that it may do so only in compliance with the Securities Act, applicable securities laws and this Agreement. The Purchaser is an Accredited Investor.

          5.3. No General Solicitation. The Purchaser acknowledges that it has not received nor is it aware of any general solicitation or general advertising of the Shares, including without limitation, (a) any communication published in any newspaper or magazine or broadcast over television or radio or (b) any seminar or meeting to which people were invited by means of a general solicitation or general advertising.
          5.4. Brokers.
          No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.
SECTION 6. Restrictions On Transfer
          (a) The Purchaser agrees that it will not sell or otherwise dispose of any Shares unless such Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements. The Company may endorse on all Share certificates a legend stating or referring to such transfer restrictions; provided, that no such legend shall be endorsed on any Share certificates that, when issued, are no longer subject to the restrictions of this Section 6.
          (b) The Purchaser agrees to the placement on certificates representing the Shares issued to the Purchaser pursuant to the terms hereof, or on any certificate issued at any time in exchange or substitution for any certificate bearing such legend, a legend (the “Private Placement Legend”) substantially as set forth below:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
          (c) The Private Placement Legend shall be removed from a certificate representing the Shares if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

SECTION 7. Conditions to Purchaser’s Obligations.
     Purchaser’s obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at each of the Closings (any of which may be waived by Purchaser):
          7.1. Registration Rights Agreement.
     The Company shall have entered into a Registration Rights Agreement with the Purchaser substantially in the form of Exhibit A hereto and it shall be in full force and effect.
          7.2. Certificates for Shares.
     The Purchaser shall concurrently receive the certificates for Shares contemplated by Section 2(b) hereof.
          7.3. Accuracy of Representations and Warranties.
     The representations and warranties of the Company contained herein or in any certificate or document delivered pursuant hereto or in connection herewith including that certain Strategic Alliance Agreement and Registration Rights Agreement of even date hereof shall be correct and complete on and as of the applicable Closing Date with the same effect as though made on and as of such date.
          7.4. Compliance with Agreements.
     The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement and any other document contemplated hereby or thereby or in connection herewith or therewith including the Strategic Alliance Agreement and Registration Rights Agreement that are required to be performed or complied with by the Company on or before the applicable Closing Date.
          7.5. Officers’ Certificates.
     The Purchaser shall have received a certificate dated the applicable Closing Date and signed by the President or Chief Executive Officer and by the Secretary or the Treasurer of the Company, to the effect that the conditions of Sections 7.3, 7.4, and 7.7 (second sentence only) have been satisfied.
          7.6. Proceedings.
     All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

          7.7. Legality; Governmental and Other Authorization.
     The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchaser and shall not subject the Purchaser to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect. The Company shall have delivered to the Purchaser, upon its reasonable request setting forth what is required, factual certificates or other evidence, in form and substance satisfactory to the Purchaser and its counsel, to enable the Purchaser to establish compliance with this condition.
          7.8. Preceding Closing. The immediately preceding Closing pursuant to Section 1(a) shall have been consummated.
SECTION 8. Breach of Representations, Warranties and Covenants
          (a) The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement and the Registration Rights Agreement or in any document or certificate delivered pursuant hereto or thereto or in connection herewith shall survive for a period of eighteen months from the applicable Closing Date, and shall continue in effect following, the execution and delivery of this Agreement and the Registration Rights Agreement, the Closings hereunder and thereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares.
          (b) The Company agrees to indemnify and hold the Purchaser harmless from and against and will pay to the Purchaser the full amount of any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys’ fees and expenses) to the Purchaser resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or in the Registration Rights Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith.
SECTION 9. Specific Performance
     The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement or otherwise.

SECTION 10. Expenses
     Each party to this Agreement shall pay its own fees and expenses incidental to the negotiation, preparation and execution of this Agreement and the Registration Rights Agreement (including legal and accounting fees and expenses).
SECTION 11. Amendments and Waivers
     Subject to applicable law, this Agreement may be modified or supplemented only by written agreement of the Purchaser and Company. The Purchaser and Company, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
SECTION 12. Notices
     All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Company, to Impax Laboratories, Inc., 3735 Castor Avenue, Philadelphia, PA, 19124, Attention: Barry R. Edwards, Co-Chief Executive, with a copy to Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103-6998, Attention: Sol B. Genauer or (ii) if to the Purchaser, to Teva Pharmaceuticals USA, 1090 Horsham Road, PO Box 1090, North Wales, PA 19454-1090, attn: Richard S. Egosi, Vice President and General Counsel or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.
SECTION 13. Miscellaneous
          (a) This Agreement, the Strategic Alliance Agreement and the Registration Rights Agreement contain the entire agreement between the Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.
          (b) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law that may render any provision hereof prohibited or unenforceable in any respect.

          (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; provided, that neither the Purchaser or the Company may assign any of its rights, duties or obligations under this Agreement, except with the written consent of the other party.
          (d) No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          (e) The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.
          (f) This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reasons of this Agreement.
          (g) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (other than any conflict of laws rule that might result in the application of the laws of any other jurisdiction).
     (remainder of page intentionally left blank)

          (h) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TEVA PHARMACEUTICALS CURACAO N.V.	IMPAX LABORATORIES, INC.

Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:

Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:

REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May  , 2001 by and between IMPAX LABORATORIES, INC., a Delaware corporation (the “Issuer”) and Teva Pharmaceuticals Curacao, N.V., a Netherlands Antilles corporation (the “Investor”).
Recitals
     WHEREAS, the Issuer and the Investor have entered into a stock purchase agreement, (the “Stock Purchase Agreement”) pursuant to which the Investor has agreed to purchase shares of the common stock, par value $.01 per share of the Issuer; and
     WHEREAS, as an inducement to the Investor to enter into the Stock Purchase Agreement, the Issuer has agreed to provide the registration rights set forth in this Agreement;
Agreement
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
SECTION 1. DEFINITIONS
     1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Adverse Disclosure” means public disclosure of material non-public information, which disclosure in the good faith judgment of the Board of Directors of the Issuer after consultation with counsel to the Issuer (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) would have a material adverse effect on the Issuer or its business or on the Issuer’s ability to effect a material acquisition, disposition or financing.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Issuer” has the meaning set forth in the preamble and shall include the Issuer’s successors by merger, acquisition, reorganization or otherwise.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
     “holder” or “holders” means any holder or holders of Registrable Securities who is a party hereto or who otherwise agrees in writing to be bound by the provisions of this Agreement pursuant to Section 3.4.

     “Investor” has the meaning set forth in the preamble hereto.
     “Loss” has the meaning set forth in Section 2.8(a).
     “NASD” means the National Association of Securities Dealers, Inc.
     “Person” means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind.
     “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus and all material incorporated by reference in such prospectus.
     “Registrable Securities” means all of the securities of the Issuer to be issued to the Investor pursuant to the Stock Purchase Agreement, that certain Strategic Alliance Agreement, dated the date hereof between the Issuer and Investor, and any securities that may be issued or distributed or be issuable in respect thereof by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction or exercise or conversion of any of the foregoing; provided, however, that any of the foregoing securities shall cease to be “Registrable Securities” to the extent (i) a Registration Statement with respect to their sale has been declared effective under the Securities Act and they have been disposed of pursuant to such Registration Statement, (ii) they have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) they shall have been otherwise transferred and (A) new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Issuer and (B) they may be publicly resold (without volume or method of sale restrictions) without registration under the Securities Act. For purposes of this Agreement, a “percentage” (or a “majority”) of the Registrable Securities (or, where applicable, of any other securities) shall be determined (x) based on the number of shares of such securities, in the case of Registrable Securities which are equity securities, and (y) based on the principal amount of such securities, in the case of Registrable Securities which are debt securities.
     “registration” means a registration of the Issuer’s securities for sale to the public under a Registration Statement.
     “Registration Statement” means any registration statement of the Issuer filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     “Shelf Registration” means a registration effected pursuant to Section 2.1.
     “Shelf Registration Statement” means a Registration Statement of the Issuer filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities.
     “Stock Purchase Agreements” has the meaning set forth in the recitals hereto.
     “Underwritten Offering” means a registration in which securities of the Issuer are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.
     1.2. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole (including the schedules hereto), and references herein to Sections refer to Sections of this Agreement.
SECTION 2. REGISTRATION RIGHTS
     2.1. Shelf Registration.
     (a) Filing. Subject to Section 2.1(c) and the Investor having purchased all of the shares of common stock of the Issuer which it is required to purchase pursuant to the terms of the Stock Purchase Agreement, the Issuer shall file with the SEC on or before 30 days after the last Closing Date (as defined in the Stock Purchase Agreement ) under the Stock Purchase Agreement that Investor remains obligated thereunder to purchase shares of the Common Stock of the Issuer, a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the holders thereof from time to time in accordance with the methods of distribution elected by such holders and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act.
     (b) Continued Effectiveness. Subject to Section 2.1(c), the Issuer shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable by the holders during the Term (as defined in Section 3.1 hereof) of this Agreement. The Issuer shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective if the Issuer voluntarily takes any action or omits to take any action that would result in the inability of any holder of Registrable Securities covered by such Registration Statement to be able to offer and sell any such Registrable Securities during the term of this Agreement, unless such action or omission is required by applicable law.
     (c) Suspension of Registration. If the filing, initial effectiveness or continued use of the Shelf Registration Statement at any time would require the Issuer to make an Adverse Disclosure, the Issuer may, upon giving prompt written notice of such action to the holders, delay the filing or initial effectiveness of, or suspend use of, the Shelf Registration Statement. In the event the Issuer exercises its rights under the preceding sentence, the holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to the Shelf Registration in connection with any sale or offer to sell Registrable Securities. The Issuer shall immediately notify the holders upon the expiration of any period during which it exercised its rights under this Section 2.1(c). Issuer may not suspend registration under this Section 2.1(c) for more than 75 days in any 12 month period.
     (d) Underwritten Offering. If the holders of not less than a majority of the Registrable Securities included in any offering pursuant to the Shelf Registration Statement so elect, such offering shall be in the form of an Underwritten Offering and the Issuer, if necessary, shall amend or supplement the Shelf Registration Statement for such purpose. The holders of a majority of the Registrable Securities included in such Underwritten Offering shall, after consulting with the Issuer, have the right to select the managing underwriter or underwriters for the offering.
     2.2. Black-out Periods
     Black-out Periods for Holders. In the event of a registration by the Issuer covering a sale of common stocks by the Issuer for cash, the holders of Registrable Securities agree, if requested by the Issuer (or, in the case of an Underwritten Offering, by the managing underwriter or underwriters), not to effect any public sale or distribution (excluding any sale pursuant to Rule 144 under the Securities Act) of any securities (except, in each case, as part of the applicable registration, if permitted) which securities are the same as or similar to those being registered in connection with such registration, or which are convertible into or exchangeable or exercisable for such securities, during the period beginning seven days before, and ending 90 days (or such lesser period as may be permitted by the Issuer or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such registration, to the extent such holders are timely notified in writing by the Issuer or the managing underwriter or underwriters. Issuer shall use its reasonable efforts to give 10 days notice to the holders of the Registable Securities.
     2.3. Registration Procedures.
     (a) In connection with the Issuer’s registration obligations in this Agreement, the Issuer will, subject to the limitations set forth herein, use its reasonable best efforts to effect any such registration so as to permit the sale of the applicable Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Issuer will:
     (i) before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to the underwriter or underwriters, if any, and to one representative of the holders of each class of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents will be subject to the review of such underwriters and such holders and their respective counsel and, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the holders of a majority of the class of Registrable Securities covered by the same or the underwriter or underwriters, if any, shall reasonably object;
     (ii) prepare and file with the SEC such amendments or supplements to the applicable Registration Statement or Prospectus as may be (A) reasonably requested by any participating holder (to the extent such request relates to information relating to such holder), (B) necessary to keep such registration effective for the period of time required by this Agreement or (C) reasonably requested by the holders of a majority of any class of the participating Registrable Securities;
     (iii) notify the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by the Issuer (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective and when the applicable Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threat of any proceedings for such purposes and (D) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;
     (iv) promptly notify each selling holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Issuer becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;
     (v) make every reasonable effort to prevent or obtain at the earliest possible moment the withdrawal of any stop order with respect to the applicable Registration Statement or other order suspending the use of any preliminary or final Prospectus;
     (vi) promptly incorporate in a Prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters, if any, or the holders of a majority of the Registrable Securities of the class being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

     (vii) furnish to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many conformed copies as such holder or managing underwriter may reasonably request of the applicable Registration Statement;
     (viii) deliver to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) as such holder or managing underwriter may reasonably request (it being understood that the Issuer consents to the use of the Prospectus by each of the selling holders of Registrable Securities and the underwriter or underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus) and such other documents as such selling holder or managing underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such holder or underwriter;
     (ix) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States, as any such selling holder or underwriter, if any, or their respective counsel reasonably requests in writing, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect so as to permit the commencement and continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Issuer will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
     (x) cooperate with the selling holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends;
     (xi) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which certificates shall be in a form eligible for deposit with The Depository Trust Company;
     (xii) in the case of an Underwritten Offering, obtain for delivery to the Issuer and the underwriter or underwriters, if any, with copies to the holders of Registrable Securities included in such registration, a cold comfort letter from the Issuer’s independent certified public accountants in form reasonably satisfactory to such underwriters and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
     (xiii) cooperate with each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

     (xiv) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than 15 months) after the effective date of the applicable Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
     (xv) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
     (xvi) cause all Registrable Securities of a class covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Issuer’s securities of such class are then listed or quoted and on each inter-dealer quotation system on which any of the Issuer’s securities of such class are then quoted;
     (xvii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the holders of a majority of the Registrable Securities of each class covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Issuer, and cause all of the Issuer’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Issuer and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to the entry by each party referred to in this clause (xix) into customary confidentiality agreements in a form reasonably acceptable to the Issuer);
     (b) The Issuer may require each selling holder of Registrable Securities as to which any registration is being effected to furnish to the Issuer such information regarding the distribution of such Securities and such other information relating to such holder and its ownership of the applicable Registrable Securities as may be required to comply with the requirements of the Securities Act. Each holder of Registrable Securities agrees to furnish such information to the Issuer and to cooperate with the Issuer as necessary to enable the Issuer to comply with the provisions of this Agreement. The Issuer shall have the right to exclude any holder that does not comply with the preceding sentence from the applicable registration.
     (c) Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 2.3(a)(iv), such holder will discontinue disposition of its Registrable Securities pursuant to such Registration Statement until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.3(a)(iv), or until such holder is advised in writing by the Issuer that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus and, if so directed by the Issuer, such holder will deliver to the Issuer (at the Issuer’s expense) all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities which are current at the time of the receipt of such notice.
     2.4. Underwritten Offerings.
     (a) Underwriting Agreements. If requested by the underwriters for any Underwritten Offering, the Issuer and the holders of Registrable Securities to be included therein shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to the Issuer, the holders of a majority of each class of the Registrable Securities to be included in such Underwritten Offering and the underwriters, and to contain such terms and conditions as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.8. All of the representations and warranties by, and the other agreements on the part of, the Issuer to and for the benefit of such underwriters included in each such underwriting agreement shall also be made to and for the benefit of such holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders. No holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such holder, such holders Registrable Securities, such holder’s intended method of distribution and any other representations required by law.
     (b) Price and Underwriting Discounts. In the case of an Underwritten Offering, the price, underwriting discount and other financial terms for each class of Registrable Securities of the related underwriting agreement shall be determined by the holders of a majority of such class of Registrable Securities.
     (c) Participation in Underwritten Offerings. No Person may participate in an Underwritten Offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
     2.5. Piggy-Back Registration. If (but without any obligation to do so) the Issuer proposes to register (including for this purpose a registration effected by the Issuer for stockholders other than the holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in an Issuer stock plan or a corporate reorganization or other transaction covered by Rule 145 under the Securities Act, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Issuer shall, at such time, promptly give each holder written notice of such registration. Upon the written request of each Holder given within twenty-five (25) days after mailing of such notice in accordance with Section 3.3, the Issuer shall, except as herein provided, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. In the Registrable Securities that each such Holder has requested to be registered in connection with any offering involving an underwriting of shares of the Issuer’s capital stock, the Issuer shall not be required under Section 2.3 to include any of the holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Issuer and the Underwriters selected by it (or by other persons entitled to select the underwriters pursuant to Section 2.3), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Issuer. If the total amount of securities, including Registrable Securities requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Issuer that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Issuer shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders. The piggyback rights granted to the Holders in this Section 2.5 is hereby expressly subordinated to the piggyback rights granted under Article II of that certain Amended and Restated Registration Rights Agreement, dated December 14, 1999 among the Company, Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P., China Development Industrial Bank, Inc., President (BVI) International Investment Holdings, Ltd., Chemical Company Malaysia (Berhad), Euroc II Venture Capital Corp., Euroc III Venture Capital Corp., Multiventure Technologies, Inc. and Tai-I Electric Wire and Cable Co., Ltd. and granted under Article II of that certain Registration Rights Agreement, dated as of March 23, 2000 among the Company, Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Partners, L.P., China Development Industrial Bank, Inc., President (BVI) International Investment Holdings, Ltd. and Chemical Company of Malaysia Berhad.
     2.6 No Inconsistent Agreements; Additional Rights. The Issuer will not enter into, and is not currently a party to, any agreement which is, or could be, inconsistent with the rights granted to the holders of Registrable Securities by this Agreement.
     2.7. Registration Expenses. (a) The Issuer shall pay all of the expenses set forth in this paragraph (a) in connection with a registration under this Agreement of Registrable Securities. Such expenses are (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NASD, (ii) all fees and expenses of compliance with state securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Issuer and of all independent certified public accountants of the Issuer, (v) Securities Act liability insurance or similar insurance if the Issuer so desires or the underwriter or underwriters, if any, so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the quotation of the Registrable Securities on any inter-dealer quotation system and (vii) all applicable rating agency fees with respect to any applicable Registrable Securities. In addition, in all cases the Issuer shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Issuer. In addition, the Issuer shall pay up to $15,000 of one law firm or other counsel selected by the holders of a majority of the Registrable Securities being registered, not to include any fees and expenses of any other advisers to the holders of the Registrable Securities being registered or brokerage fees and commissions incurred by holders of the Registrable Securities being registered.
     (b) The Issuer shall not be required to pay any other costs or expenses in the course of the transactions contemplated hereby, including underwriting discounts and commissions and transfer taxes attributable to the sale of Registrable Securities and the fees and expenses of counsel to the underwriters other than pursuant to clause (ii) of paragraph (a) above.
     2.8. Indemnification.
     (a) Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities and their respective officers, directors, advisors and agents and employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses (including reasonable costs of investigation and legal expenses), joint or several (each, a “Loss” and collectively “Losses”), arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; or (iii) any violation or alleged violation by Issuer of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder; provided, however, that the Issuer shall not be liable to any indemnified party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement in reliance upon and in conformity with written information furnished to the Issuer by such holder expressly for use in the preparation thereof. This indemnity shall be in addition to any liability Issuer may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any indemnified party and shall survive the transfer of such securities by such holder. The Issuer will also indemnify, if applicable and if requested, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in any distribution pursuant hereto, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Indemnified Persons.
     (b) Indemnification by the Holders. Each selling holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Issuer, its directors and officers and each Person who controls the Issuer (within the meaning of the Securities Act and the Exchange Act) from and against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission had been contained in any information furnished in writing by such selling holder to the Issuer specifically for inclusion in such Registration Statement. This indemnity shall be in addition to any liability such holder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Issuer or any indemnified party. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder under the sale of the Registrable Securities giving rise to such indemnification obligation. The Issuer shall be entitled to receive indemnities from, if applicable and if requested, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement. Each holder also shall indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Issuer.
     (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after having received notice of such claim from the Person entitled to indemnification hereunder and to employ counsel reasonably satisfactory to such Person, (C) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims or (D) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the indemnified party; provided, that the indemnifying party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the indemnified party or any restriction on the indemnified party or its officers or directors. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of an unconditional release from all liability in respect to such claim or litigation. The indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (together with one firm of local counsel) at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) a conflict or potential conflict exists or may exist (based on advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties or (z) an indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
     (d) Contribution. If for any reason the indemnification provided for in the paragraphs (a) and (b) of this Section 2.8 is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by paragraphs (a) and (b) of this Section 2.8, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.8(d) to the contrary, no indemnifying party (other than the Issuer) shall be required pursuant to this Section 2.8(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 2.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.8(a) and 2.8(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.

     2.9. Rules 144 and 144A. The Issuer covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Issuer is not required to file such reports, it will, upon the request of any holder of Registrable Securities after the transfer date, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 or 144A under the Securities Act), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Issuer will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
SECTION 3. MISCELLANEOUS
     3.1. Term. This Agreement shall terminate upon the earlier of (i) July 15, 2004 but in any event no earlier than two years after the last issuance to Teva of Registrable Securities pursuant to the Strategic Alliance Agreement; or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement or (B) the holders are permitted to sell their Registrable Securities under Rule 144(k) under the Securities Act (or any similar provision then in force permitting the sale of restricted securities without limitation on the amount of securities sold or the manner of sale). The provisions of Section 2.8 and Section 2.9 shall survive any termination.
     3.2. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
     3.3. Notices. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given either personally by hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

(a) if to the Issuer to:

IMPAX LABORATORIES, INC.
3735 Castor Avenue
Philadelphia, PA, 19124
Attention: Barry R. Edwards, Co-Chief Executive
Fax: (215) 289-5932

with copies to:

Blank Rome Comisky & McCauley LLP
One Logan Square
Philadelphia, PA, 19103-6998
Attention: Sol B. Genauer
Fax: (215) 569-5628

(b) if to the Investor to:

Teva Pharmaceuticals USA
1090 Horsham Road
PO Box 1090
North Wales, PA 19454
Attention: Richard S. Egosi, Vice President and General Counsel
Fax: (215) 591-8813

with copies to:
     Each holder, by written notice given to the Issuer in accordance with this Section 3.3 may change the address to which notices, other communications or documents are to be sent to such holder. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission; (iii) five business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.
     3.4. Successors, Assigns and Transferees. (a) The registration rights of any holder under this Agreement with respect to any Registrable Securities may be transferred and assigned, provided that no such assignment shall be binding upon or obligate the Issuer to any such assignee unless and until the Issuer shall have received notice of such assignment as herein provided and a written agreement of the assignee to be bound by the provisions of this Agreement. Any transfer or assignment made other than as provided in the first sentence of this Section 3.4 shall be null and void.
     (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
     3.5. Governing Law; Service of Process; Consent to Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE COMMONWEALTH.
     (b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Eastern District of Pennsylvania and in any State court located in the City of Philadelphia and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Commonwealth of Pennsylvania for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     3.6. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     3.7. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.
     3.8. Amendment; Waiver.
     (a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Issuer, the holders of a majority of Registrable Securities of each class then outstanding. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this Section 3.8(a), whether or not such Registrable Securities shall have been marked accordingly.
     (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     3.9. Counterparts. This Agreement may be executed in any number of separate counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first written above.

TEVA PHARMACEUTICALS CURACAO N.V.	IMPAX LABORATORIES, INC.

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

Annex F
EU Countries*

Austria	Luxembourg
Belgium	Netherlands
Denmark	Portugal
Finland	Spain
France	Sweden
Germany	Switzerland
Greece	United Kingdom
Ireland
Italy

*	Plus any other country added to the European Union during the Term. Teva shall have the option in the manner provided by Section 3.1 for twelve (12) months from such date of inclusion to include any such country to the Territory.

Annex G
Optional Products

Brand *	Generic	Strengths
Prilosec®	Omeprazole DR	10 mg, 20 mg, 40 mg

*	including, without limitation, any additional brand.

Annex H
The Note pursuant to Section 10.1
PROMISSORY NOTE

$22,000,000.00	Philadelphia, PA
June 27, 2001
     FOR VALUE RECEIVED, the undersigned, IMPAX LABORATORIES INC., a corporation duly organized under the laws of the State of Delaware, (the “Borrower”), promises to pay to the order of TEVA PHARMACEUTICALS CURACAO N.V., a corporation duly organized under the laws of the Netherlands Antilles, having an office at World Trade Center Curacao, Unit T.M.I. 14, Piscadera Bay Curacao, Netherlands Antilles (the “Company”) or, at the Company’s option, at such other place and/or to such other entity as may be designated in writing from time to time by the Company, the principal sum of TWENTY TWO MILLION ($22,000,000.00) AND 00/100 DOLLARS together with interest thereon from the date hereof in lawful money of the United States of America or, as provided in the Strategic Alliance Agreement by and between the Company and the Borrower, dated as of the date hereof (the “Strategic Alliance Agreement”), in shares of the Borrower’s common stock, par value $.01 per share (“Common Stock”) at the Designated Share Price (as defined in the Strategic Alliance Agreement), in either case payable as provided below.
     This Promissory Note (this “Note”) shall bear interest on the unpaid principal balance from the date hereof until maturity (whether by acceleration or otherwise) at an interest rate equal to eight (8%) percent per annum, but in no event shall such interest exceed the maximum rate of interest authorized by applicable law. Interest will be calculated on the outstanding and unforgiven principal balance on the Maturity Date (as defined below) at the per annum rate compounded on a yearly basis as of each anniversary of the date hereof. Interest shall only become due and payable on the Maturity Date and then only if not forgiven pursuant to Section 10.9 of the Strategic Alliance Agreement.
     The “Maturity Date” shall be the earlier of (a) January 15, 2004 or (b) thirty (30) days after the date on which the Borrower receives notice from the Company that (i) an “Event of Default” has occurred under Section 10.7 of the Strategic Alliance Agreement, or (ii) Borrower has failed to provide the Company with the Security by December 31, 2001. On the Maturity Date the remaining unpaid and unforgiven principal balance of this Note, any interest thereon, and all costs and expenses accrued hereunder, shall be due and payable. If any payment due hereunder (including, but not limited to, any interest payment and the entire unpaid and unforgiven principal balance under this Note if accelerated or otherwise matured) is not paid when due, the entire unpaid and unforgiven principal balance of this Note shall bear interest at a rate of twelve (12%) percent per annum (the “Default Rate”) from the date such payment was due to and including the date when paid, but in no event shall such interest exceed the maximum rate of interest authorized by applicable law. All payments made to the Company by the Borrower due to the occurrence of an “Event of Default” under the Strategic Alliance Agreement may only be made in lawful money of the United States of America.

     The principal amount due under this Note on the Maturity Date shall be reduced by those sums set forth (a) on Annex C and Annex D, as applicable, to the Strategic Alliance Agreement upon the achievement of those certain milestone events as provided in Section 10.1 of the Strategic Alliance Agreement, and/or (b) in subsection (b) of Section 10.1 of the Strategic Alliance Agreement, pursuant to the exercise by the Company of the option provided to it under said Section 10.1(b).
     The undersigned shall make all payments due under this Note not later than 12:00 noon (Philadelphia, PA time) on the day when due without set-off, deduction or counterclaim of any kind or nature and free and clear of, and without deduction or withholding for, any taxes, levies, imports, duties, fees, charges, restrictions or conditions of any nature whatsoever. All cash payments shall be made by wire transfer to the account specified in writing by the Company, and any payments made by the Borrower in Common Stock, as permitted by the applicable provisions of the Strategic Alliance Agreement shall be made by delivery of stock certificates representing such shares to the Company.
     As of the date hereof the indebtedness evidenced by this Note is unsecured, however, on or before December 31, 2001, the Borrower shall provide the Company with the security provided for in Section 10.10 of the Strategic Alliance Agreement (the “Security”).
     No failure by the Company to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Company as herein specified are cumulative and not exclusive of any other rights or remedies that the Company may otherwise have, including without limitation any rights or remedies the Company may have under the Strategic Alliance Agreement.
     No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the undersigned and the Company.
     The undersigned hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.
     This Note is made and delivered in the Commonwealth of Pennsylvania and shall be construed under, and governed by, the laws of such Commonwealth, without regard to principles of conflict of laws.
     The undersigned hereby submits to personal jurisdiction in the Commonwealth of Pennsylvania, consents to the jurisdiction of any competent state or federal district court sitting in the City of Philadelphia, Pennsylvania, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit or proceeding in connection with this Note or any related matter. The Company shall not be obligated to bring any such action, suit or proceeding in such court.

     THE UNDERSIGNED HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY ON THIS NOTE, ANY AND EVERY RIGHT IT MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) A TRIAL BY JURY, (III) INTERPOSE ANY COUNTERCLAIM THEREIN, AND (IV) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. THE UNDERSIGNED ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INFORMED AND FREELY GIVEN.
     The undersigned acknowledges and agrees that any payments received hereunder by the Company from the undersigned, or on behalf of the undersigned, shall be applied first to late charges, fees payable to the Company, costs and expenses of collection or enforcement of this Note and other similar amounts due, if any, second to interest due and payable under this Note at the Default Rate, if any, third to any other interest due and payable under this Note, and fourth to the unpaid principal hereof, or in such other order as the Company may elect.
     The undersigned agrees to pay all costs and expenses incurred by the Company in any modification to this Note, enforcing and collecting the indebtedness evidenced by this Note (whether or not litigation is commenced), or in realizing upon or protecting any collateral securing same, including without limitation the reasonable attorneys’ fees and expenses incurred by the Company.
     The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.
     All communications between the Company and the Borrower and any notices or other consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, (b) expedited prepaid delivery service (such as Federal Express or other reputable courier service), either commercial or United States Postal Service, with proof of attempted delivery, or (c) telecopier (with answer back acknowledged and hard copy sent by hand or one of the methods described in clause (a) or (b) above), addressed if to the Company at World Trade Center Curacao, Unit T.M.I. 14, Piscadera Bay Curacao, Netherlands Antilles, Attn: General Manager , with a copy to Teva Pharmaceuticals USA, Inc., 1090 Horsham Road, North Wales, Pennsylvania 19454, Attn: Vice President and General Counsel, and if to Borrower at 3735 Castor Avenue, Philadelphia, Pennsylvania 19124, Attn: Co-CEO, or at such other address as shall be designated from time to time by either party hereto, as the case may be, in a written notice to the other party hereto in the manner provided for in this Section. The Company’s telecopy number is 599-9-463-6588 (with a copy to 215-591-8813), and Borrower’s telecopy is 215-289-5932. A notice shall be deemed to have been given in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a day other than a Saturday, a Sunday or a day on which banking institutions in the city of Philadelphia are authorized by law, regulation or executive order to remain closed (a “Business Day”); in the case of expedited prepaid delivery, the next Business Day after shipment; or if telecopied, upon receipt.

IMPAX LABORATORIES, INC.

By:

Name:

Title:

COMMONWEALTH OF PENNSYLVANIA)
) ss.:
COUNTY OF	)
     On this   th day of June, 2001, before me personally came                     , to me known, who, being by me duly sworn, did depose and say that he resides at                     , that he is the                                    of Impax Laboratories, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.

Notary Public

SCHEDULE A
WIRE INSTRUCTIONS
[to be provided]